Exhibit 99.1
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 10-K
_________________________

Form for presentation purposes only - Not a Filed Document
(Mark One)

☐	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED December 31, 2013
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File No.  N/A
 _________________________
CAESARS ENTERTAINMENT RESORT PROPERTIES
(Exact name of registrant as specified in its charter)
 _________________________

Delaware	46-3675913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code)
(702) 407-6000

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class	Name of each exchange on which registered
Not Applicable	Not Applicable
SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
None
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☐
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☐
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐    No  ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

PARIS LAS VEGAS HOLDING, LLC
HARRAH'S LAS VEGAS, LLC
FLAMINGO LAS VEGAS HOLDING, LLC
RIO PROPERTIES, LLC
HARRAH'S LAUGHLIN, LLC
HARRAH'S ATLANTIC CITY HOLDING, INC
OCTAVIUS LINQ INTERMEDIATE HOLDING, LLC
(Collectively, the "Caesars Entertainment Resort Properties" or "CERP")

CAESARS ENTERTAINMENT RESORT PROPERTIES FINANCE, INC
CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
(Collectively, with CERP the "Borrowers")

Combined Financial Statements as of December 31, 2013 and 2012
and for the Years Ended December 31, 2013, 2012 and 2011

INDEX TO FINANCIAL STATEMENTS

COMBINED FINANCIAL STATEMENTS OF:

CAESARS ENTERTAINMENT RESORT PROPERTIES ("CERP")

CAESARS ENTERTAINMENT RESORT PROPERTIES FINANCE, INC
CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
(COLLECTIVELY, WITH CERP THE "BORROWERS")

PART I

ITEM 1.    Business
Overview
Casino Resort Properties
Affiliates of Apollo Global Management, LLC and TPG Capital, LP (collectively, the "Sponsors") acquired Caesars Entertainment Corporation ("Caesars") in 2008, herein referred to as the "Acquisition." In conjunction with the Acquisition and subsequent financing transactions, certain properties and their related assets were contributed to Caesars from Caesars Entertainment Operating Company, Inc. ("CEOC"), a wholly owned subsidiary of Caesars. These properties borrowed $6,500.0 million secured by their assets and certain guarantees from Caesars ("CMBS Financing"). Subsequent to these transactions, in 2008, CEOC contributed Paris Las Vegas and Harrah's Laughlin and their related assets to Caesars, and these properties became security under the CMBS mortgage loan and/or related mezzanine loans ("CMBS Loans").
As of October 11, 2013, the date when the remaining amounts outstanding under CMBS Financing were refinanced (as described below), the six direct and indirect wholly owned subsidiaries of Caesars that comprised the security for the amounts remaining outstanding under the CMBS Financing were: (1) Harrah's Las Vegas, (2) Rio All-Suites Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin (collectively, the “Casino Resort Properties”).
Octavius Linq Holding Company, LLC
On April 25, 2011, Octavius Linq Holding Company, LLC (“Octavius/Linq HoldCo”), an indirect wholly-owned subsidiary of CEOC, and its two direct wholly-owned subsidiaries, Caesars Octavius LLC (“Caesars Octavius”) and Caesars Linq, LLC (“Caesars Linq”), were formed to pursue the development of the Octavius Tower and the LINQ project, as described below. Caesars Octavius owns Octavius Tower at Caesars Palace Las Vegas, a 23 story premium hotel complex on the Flamingo Avenue side of Caesars Palace Las Vegas, featuring 662 hotel rooms, 60 suites, and six luxury villas. Caesars Octavius leases Octavius Tower to Desert Palace, Inc., commonly known as Caesars Palace, an indirect wholly-owned subsidiary of CEOC. Caesars Linq owns a tract of real property on which Caesars is developing a retail, dining, and entertainment corridor located between The Quad Resort & Casino and the Flamingo Las Vegas on the Las Vegas Strip (the "LINQ project”). Caesars Linq leases the gaming space in the LINQ project to 3535 LV Corporation, doing business as the Quad Resort & Casino, (the “Quad”), a wholly owned subsidiary of CEOC. The total lease payments under these two leases are $50.0 million annually. See Note 18, "Related-Party Transactions," for additional information. Collectively, Octavius Tower and the LINQ project are referred to as the “Octavius/Linq Development.”
On April 25, 2011, Octavius/Linq HoldCo, Caesars Octavius and Caesars Linq (the “Octavius/Linq Borrowers”) entered into a credit agreement (the “Octavius/Linq Credit Agreement”) pursuant to which the Octavius/Linq Borrowers incurred financing to complete the Octavius/Linq Development. The Octavius/Linq Credit Agreement provided for a $450.0 million senior secured term facility (the “Octavius/Linq Term Facility”) with a six-year maturity, which was secured by all material assets of the Octavius/Linq Borrowers. See Note 7, "Debt," for additional information.
In connection with the Octavius/Linq Development, CEOC contributed the existing Octavius Tower at Caesars Palace Las Vegas and related assets to Caesars Octavius, the book value of which was $310.2 million. In August 2011, CEOC completed the contribution of the existing O’Sheas casino (adjacent to the Flamingo Las Vegas) and related real property and other assets comprising the components of the LINQ project to Caesars Linq, the book value of which was $367.7 million. Preceding the completion of the contribution, certain of this real property were assets of Flamingo Las Vegas and Harrah’s Las Vegas in the amounts of $215.3 million and $11.7 million, respectively.
In conjunction with the closing of the CERP Financing, as defined below, Octavius/Linq HoldCo formed an intermediate holding company, Octavius/Linq Intermediate Holding, LLC, for the purposes of owning its existing subsidiaries. In addition, Caesars contributed all of the membership interests of Octavius/Linq Intermediate Holding, LLC to Rio Properties, LLC, a Casino Resort Property (the “Octavius/Linq Transfer”). Following the Octavius/Linq Transfer, Rio Properties, LLC, owned Octavius/Linq Intermediate Holding, LLC and its subsidiaries, which are subsidiary guarantors under the CERP Financing.
Casino Entertainment Resort Properties
The Casino Resort Properties together with the entities that own the Octavius Tower and the Linq and their subsidiaries are referred to as the "Caesars Entertainment Resort Properties" or "CERP." The financial statements of CERP are presented herein on a combined basis for the years ended December 31, 2013, 2012 and 2011.

CERP Financing
On October 11, 2013, CERP and two newly formed wholly owned subsidiaries of Caesars, Caesars Entertainment Resort Properties, LLC and Caesars Entertainment Resort Properties Finance, Inc., (collectively, with CERP, the "Borrowers") (i) completed the offering of $1,000.0 million aggregate principal amount of their 8% first-priority senior secured notes due 2020 and $1,150.0 million aggregate principal amount of their 11% second-priority senior secured notes due 2021 (collectively, the "CERP Notes") and (ii) entered into a $2,769.5 million credit facility agreement, comprised of $2,500.0 million in senior secured term loans and a $269.5 million senior secured revolving credit facility (collectively, the "Senior Secured Credit Facilities"). The net proceeds from these transactions were primarily used to retire 100% of the CMBS Loans outstanding and repay all amounts then outstanding under the Octavius/Linq Term Facility. See Note 7, "Debt," for additional information.
Description of Business
We own and operate casino entertainment facilities, which typically include hotel and convention space, restaurants and non-gaming entertainment facilities. In southern Nevada, Harrah’s Las Vegas, Rio All-Suites Hotel and Casino, Flamingo Las Vegas and Paris Las Vegas are located in Las Vegas and draw customers from throughout the United States and internationally. Harrah’s Laughlin is located near both the Arizona and California borders and draws customers primarily from the southern California and Phoenix metropolitan areas. Our Atlantic City casino, Harrah’s Resort Atlantic City, draws customers primarily from the Philadelphia metropolitan area, New York, and New Jersey.
Sales and Marketing
We believe that our North American distribution system of casino entertainment provides us the ability to capture a disproportionate share of our customers’ entertainment spending when they travel among markets, which is core to our cross-market strategy. In addition, in Las Vegas, where we have multiple properties, we believe that we are able to capture more of our customers' gaming dollars than in those markets where we have single properties competing individually against outside competition. We believe our customer stickiness in the center strip of Las Vegas generates increased revenues. We believe Caesars' industry-leading customer loyalty program, Total Rewards, in conjunction with this distribution system, allows us to capture a growing share of our customers’ entertainment spending and compete more effectively. For example, we believe our collection of distinctly branded properties in Las Vegas, tied together through Total Rewards, helps us capture a greater share of wallet with customers than we would otherwise achieve.
The Total Rewards program is structured in tiers, providing customers an incentive to consolidate their entertainment spending at our casinos. Total Rewards customers are able to earn Reward Credits at all of our casino entertainment facilities for on-property entertainment expenses, including gaming, hotel, dining, and retail shopping. Total Rewards members can also redeem Reward Credits for on-property amenities or other off-property items such as merchandise, gift cards, and travel. Customers earn status within the Total Rewards program based on their level of engagement with us in a calendar year through both gaming and hospitality expenditures. Total Rewards tiers are designated as Gold, Platinum, Diamond, or Seven Stars, each with increasing sets of customer benefits and privileges.
Separately, customers are provided promotional offers and rewards based on the ways in which they choose to engage with us. These benefits encourage new customers to join Total Rewards and provide existing customers with incentives to consolidate their entertainment spend at our casinos. Additionally, our customers have additional methods to earn and redeem Reward Credits including the Total Rewards Visa credit card and partnerships with Starwood Hotels and Resorts and Excentus, which operates the Fuel Rewards Network.
Caesars has developed a database containing information about customers, aspects of their casino gaming play, and their preferred spending choices outside of gaming. Caesars uses this information for marketing promotions, including through direct mail campaigns, the use of electronic mail, our website, mobile devices, social media, and interactive slot machines.
Patents and Trademarks
Caesars holds the following trademarks used in this document: Harrah's, Flamingo, Paris, Rio, Total Rewards, Reward Credits, Seven Stars, and The Quad Resort & Casino. Trademark rights are perpetual provided that the mark remains in use by Caesars. We consider all of the above marks, and the associated name recognition, to be valuable to our business.
Competition
The casino entertainment business is highly competitive and characterized by competitors that vary considerably by their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent, and geographic diversity. In the markets in which we operate, we compete directly with other casino facilities operating in the immediate and surrounding market areas, including other facilities owned and operated or managed by other subsidiaries of Caesars. In some markets, we face additional competition from nearby markets.
In recent years, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, and as a result competition in existing markets has intensified, especially in regional markets. Many casino operators have invested in expanding existing facilities, developing new facilities, and acquiring established facilities in existing markets. The expansion of existing casino entertainment properties, the increase in the number of properties, and the aggressive marketing strategies of many of our competitors has increased competition in many markets in which we compete, and we expect this intense competition to continue.
The expansion of casino entertainment into new markets also presents competitive issues for us that have had a negative impact on our financial results. In particular, Harrah's Atlantic City has been adversely impacted by the addition of gaming and room capacity with the expansion of gaming in Maryland, New York and Pennsylvania, and our operations located in Nevada have been impacted by the expansion of gaming in California. Several states and Indian tribes are also considering enabling the development and operation of gaming facilities in their jurisdictions.
Governmental Regulation
The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules, and regulations of the jurisdiction in which it is located. These laws, rules, and regulations generally concern the responsibility, financial stability, and character of the owners, managers, and persons with financial interests in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.
Our businesses are subject to various foreign, federal, state, and local laws and regulations, in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, smoking, environmental matters, employees, currency transactions, taxation, zoning and building codes, construction, land use, and marketing and advertising. We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results. See "Item 1a - Risk Factors" for additional discussion.
Employee Relations
As of December 31, 2013 we had approximately 18,000 employees at our properties in Nevada and New Jersey. There is a clear relationship between employee engagement and customer service. The more engaged our employees, the more our guests benefit from memorable experiences. Engaging employees is therefore a backbone and a driver of our success. We engage our employees in many ways, including fostering open and constructive dialogue, investing in policies and programs that make us a great, diverse and inclusive place to work, caring for our employees’ safety, health and wellness, and providing opportunities for personal growth and development.
Approximately 10,000 of the employees at our properties are covered by collective bargaining agreements with certain of Caesars' subsidiaries, relating to certain casino, hotel, and restaurant employees at certain of our properties. Most of our employees covered by collective bargaining agreements are employed at properties in Las Vegas and at Harrah's Atlantic City. Our collective bargaining agreements in Atlantic City, covering most of the unionized workforce there, expire in 2014. Caesars reached new collective bargaining agreements covering most of our Las Vegas employees in January 2014, replacing the previous agreements that had expired on May 31, 2013. See "Item 1a - Risk Factors" for additional discussion. On February 20, 2014, Caesars reached an agreement with Transport Workers Union Local 721, the union that represents employees at Paris Las Vegas and Harrah’s Las Vegas. The new agreement expires in five years.
Available Information
Caesars' Internet address is www.caesars.com. CERP's quarterly and annual reporting, current reports on Form 8-K, and amendments to those reports are available free of charge through Caesars' website. These filings are also available on the SEC’s website at www.sec.gov, as Exhibits to Current Reports on Form 8-K, as filed by Caesars. Caesars' Code of Business Conduct and Ethics is available on its website under the "Investor Relations" link. We will provide a copy of these documents, without charge, to any person upon receipt of a written request addressed to CERP, c/o Caesars Entertainment Corporation, Attn: Corporate Secretary, One Caesars Palace Drive, Las Vegas, Nevada 89109. Reference in this document to our website address does not constitute incorporation by reference of the information contained on the website.

ITEM 1A.    Risk Factors

Risks Related to Our Indebtedness
Our substantial indebtedness, and the substantial indebtedness guaranteed by Caesars, could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.
We and Caesars are highly leveraged businesses. As of December 31, 2013, we had $4,676.7 million face value of outstanding indebtedness. Assuming projected principal payments and constant interest rates, our debt service obligation for the next 12 months would be $417.3 million, which includes required interest payments of $381.4 million. In addition, Caesars guarantees a substantial amount of the indebtedness of its subsidiaries other than the Borrowers.
Our substantial indebtedness, and the substantial indebtedness guaranteed by Caesars, could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•
make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•
require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, developing new gaming facilities, introducing new technologies or exploiting business opportunities;

•	affect our ability to renew gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest.
Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the CERP Notes.
Our ability to satisfy our debt obligations will depend upon, among other things:

•
our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under the Senior Secured Credit Facilities, the availability of which depends on, among other things, our complying with the covenants thereunder.
We may be unable to generate sufficient cash flow from operations, or unable to draw under our Senior Secured Credit Facilities or otherwise, in an amount sufficient to fund our liquidity needs. If we are unable to service our debt obligations, we cannot assure that our business will continue in its current state and note holders' interest may be adversely affected.
We may incur significantly more debt in the future, which could adversely affect our ability to pursue certain opportunities.
We and our subsidiaries may be able to incur substantial indebtedness at any time, and from time to time, including in the near future. Although the terms of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.
For example, as of December 31, 2013, we had $269.5 million of additional borrowing capacity available under our revolving credit facility.

Our debt agreements contain restrictions that limit our flexibility in operating our business.
Our Senior Secured Credit Facilities and the indentures governing the CERP Notes contain, and any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.
As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.
We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facilities and the CERP Notes. If any of our lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.
Under the Senior Secured Credit Facilities, except during a covenant suspension period as defined under the Senior Secured Credit Facility, we are required to comply on a quarterly basis with a maximum first priority net senior secured leverage ratio of no more than 8.00 to 1.00. This ratio is calculated based on the aggregate principal amount of certain senior first priority secured debt net of the amount of unrestricted cash on hand. In addition, for purposes of determining compliance with such financial maintenance covenant for any fiscal quarter, we may exercise an equity cure by issuing certain permitted securities for cash or otherwise receiving cash contributions to the capital of the Company or any of its direct or indirect parent that will, upon the receipt by the Company of such cash, be included in the calculation of the last twelve month Adjusted EBITDA—Pro Forma. The equity cure right may not be exercised in more than three fiscal quarters during any period of four consecutive fiscal quarters. Under the Senior Secured Credit Facilities, we may also be required to meet specified leverage ratios in order to take certain actions, such as incurring certain debt or making certain acquisitions and asset sales. Many factors affect our continuing ability to comply with these covenants, including (a) changes in gaming trips, spend per trip and hotel metrics, which are correlated to a consumer recovery, (b) increases in cost-savings actions, (c) asset sales, (d) additional debt financings, (e) equity financings, (f) delays in investments in new developments, or (g) a combination thereof. Our ability to meet these ratios can be affected by events beyond our control, and there can be no assurance that we will meet these ratios.
A failure to comply with the covenants contained in the Senior Secured Credit Facilities or our other indebtedness could result in an event of default thereunder, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under the Senior Secured Credit Facilities or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us, including under the senior secured revolving credit facility;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

•	require us to apply all of our available cash to repay these borrowings.
Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities and our other indebtedness could proceed against the collateral granted to them to secure that indebtedness.
If the indebtedness under the CERP Notes, the Senior Secured Credit Facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Repayment of our debt, including required principal and interest payments on the CERP Notes, is dependent on cash flow generated by our subsidiaries.
Our properties currently own a portion of our assets and conduct a portion of our operations. Accordingly, repayment of our indebtedness is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to the Borrowers, by dividend, debt repayment or otherwise. Our properties do not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our properties may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each property is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our properties. While the indentures governing the CERP Notes limit the ability of our properties to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our properties, we may be unable to make required principal and interest payments on our indebtedness.
Risks Related to Our Dependence on Caesars
We are dependent on CEOC, a wholly owned subsidiary of Caesars, to provide a range of services to our properties through the Shared Services Agreement. We cannot operate without the services provided by CEOC and will be adversely affected if the Shared Services Agreement is terminated.
Pursuant to the Shared Services Agreement, CEOC provides our properties with certain corporate management and administrative operations and costs are allocated by CEOC for providing such services. These operations include, but are not limited to, information technology services; website management services; operations and production services; vendor relationship management services; strategic sourcing services; real estate services; development services; construction services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; insurance services; corporate/executive services; payroll services; security and surveillance services; government relation services; communication services; consulting services; and data access services. If the quality of the services provided by CEOC, or the terms under which CEOC provides services, change in a manner that is adverse to our properties, it could have a material adverse effect on our business, financial condition and operating results. In addition, key management for our properties do not work for us. For example, the management team of Paris Las Vegas does not work for us and also has responsibility for Planet Hollywood Resort and Casino and Bally's Las Vegas, which are not our properties.
In addition, the Shared Services Agreement terminates on January 31, 2023. If the Shared Services Agreement were to be terminated and not replaced, or if CEOC or its subsidiaries were to suffer significant liquidity or operational difficulties, becoming incapable of providing support and management services (or unable to provide such services at agreed upon levels) to our properties or the companies that manage our operations or cease operations altogether, we would no longer have access to the operational support and management expertise provided by CEOC, which could have a material adverse effect on our business, financial condition and operating results. Any failure by our properties to obtain the operational and management support of CEOC, and particularly any failure by our properties to obtain CEOC's expertise in operating casinos or maintain access to the Total Rewards loyalty program, would adversely affect our business, financial condition and operating results.
The success of our business depends in part on our continued participation in Caesars' Total Rewards loyalty program.
The success of our business depends in part on our ability to direct targeted marketing efforts to important casino and non-gaming customers. Our ability to undertake those marketing efforts depends to a significant extent on our continued participation in the Total Rewards loyalty program owned and maintained by Caesars. In connection with this program, we can develop information which allows us to track casino play and award complimentaries and other promotional opportunities to our customers. Complimentaries and other similar rewards are customarily offered by casino and gaming facilities to their customers and are important incentives to those customers. Participation in the Total Rewards loyalty program is one of our competitive strengths and our business and growth strategy are, in part, based on tracked play and targeted marketing efforts. We rely on tracked play and cross property play to generate revenue at our casino properties. In the past, the removal of the Total Rewards loyalty program from a casino property has resulted in negative impacts on such property's financial results. Similarly, if we are unable to access the Total Rewards loyalty program database, we expect our annual revenue would decline, which could have a material adverse impact on our business and results of operations.

Use of the "Harrah's" brand name, or any of our other brands, by entities other than Caesars and its subsidiaries could damage the brands and our operations and adversely affect our business and results of operations.
The "Harrah's" brand remains one of the most recognized casino brands in the world and our operations benefit from the global recognition and reputation generated by our brands. Our business and results of operations may be adversely affected by the management or the enforcement of the "Harrah's" brand name, or any of our other brands, by third parties outside of our exclusive control. Further, we have the right to use the "Harrah's" brand name and other global Caesars brand names pursuant to intellectual property licensing agreements with CEOC. If we lose the benefit of these intellectual property licensing agreements, we will be adversely affected, including as a result of the cost to change the name of the applicable property and by the loss of brand recognition.
Failure by CEOC to protect the trademarks that we use could have a negative impact on the value of our brand names and adversely affect our business.
The development of intellectual property is part of our overall business strategy, and we regard the intellectual property that we use to be an important element of our success. We and Caesars seek to establish and maintain our proprietary rights in our business operations and technology through the use of patents, copyrights, trademarks and trade secret laws. In addition, we seek to maintain our trade secrets and confidential information by nondisclosure policies and through the use of appropriate confidentiality agreements. Despite these efforts to protect the proprietary rights on which we rely, parties may infringe the trademarks that we use and use information that we regard as proprietary and our rights may be invalidated or unenforceable.
Monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce the intellectual property rights on which we rely or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources. We cannot assure you that all of the steps that we or Caesars have taken to protect the trademarks that we use in the United States will be adequate to prevent imitation of such trademarks by others. The unauthorized use or reproduction of the trademarks that we use could diminish the value of our brand and our market acceptance, competitive advantages or goodwill, which could adversely affect our business.
We are dependent on the expertise of Caesars' management and employees. Loss of the services of any key personnel from Caesars could have a material adverse effect on our business.
The leadership of Caesars' chief executive officer, Mr. Gary Loveman, and other members of Caesars' management and employees has been a critical element of our success. The advisory and management services provided to our properties depend on Mr. Loveman and other members of Caesars' management, who also work for CEOC. The death or disability of Mr. Loveman or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Caesars' other executive officers and other members of management have substantial experience and expertise in the casino business. Additionally, we rely on other Caesars' employees and teams to operate our business. For example, Caesars' marketing team, which works for all of Caesars' Las Vegas properties, has the responsibility for marketing for our Las Vegas properties. Similarly, Caesars' marketing team provides marketing services to our and Caesars' other Atlantic City properties. The unexpected loss of services of one or more members of Caesars' management and key employees could also adversely affect us. We are not protected by key man insurance or similar life insurance covering members of Caesars' management, nor do we have employment agreements with any of Caesars' members of management or any other employees.
The interests of Caesars' management and the managers of our properties who also work for CEOC may not be directly aligned with ours.
Key managers of our properties work for CEOC or other subsidiaries of Caesars as well as us and, therefore, their interests may not be directly aligned with ours. Additionally, managing CEOC's business separately from our business requires a significant amount of resources and devotion of management's and our property managers' time. The additional demands associated with providing services to CEOC or other subsidiaries of Caesars may impact regular operations of our business by diverting the attention of some of our management team and our property managers away from revenue producing activities and operating our properties, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Additionally, Caesars and its management have limited or no experience running an amusement ride like the High Roller observation wheel or shopping mall retail space similar to the LINQ. The LINQ and the High Roller observation wheel will require additional time and resources from Caesars' management and they may not be able to divert such time and resources or may be unsuccessful in managing this new endeavor. The individuals who manage our casino properties are compensated based on the performance of the Caesars properties in the city in which they operate, not on the performance of our properties alone, and some of our key managers also manage other Caesars properties. For example, the management team of Paris Las Vegas also has responsibility for Planet Hollywood Resort and Casino and Bally's Las Vegas, which are not our properties. As a result, the interests of our property managers may not be directly aligned with ours. Any of these effects could harm our business, financial condition and results of operations.
A default by Caesars or CEOC on certain of its debt obligations could adversely affect our business, financial condition and operating results.
Caesars and CEOC are both highly leveraged companies and have pledged a significant portion of their assets and the assets of their subsidiaries as collateral under certain of their debt obligations. The stock of CEOC is also pledged to secure certain of these debt obligations. If Caesars or its subsidiaries, including CEOC, were to default on these obligations, its lenders could exercise significant influence over our business. We are dependent on a number of services from CEOC and other subsidiaries of Caesars pursuant to the Shared Services Agreement and management agreements, including the management of our casino properties. We also rely on intellectual property license agreements for our use of certain trademarks and brand names, including the use of the "Harrah's" brand name. Additionally, we will rely on CEOC or its subsidiaries for $50 million in annual lease payments under the Octavius Tower lease and Quad strip-front lease. If Caesars and its subsidiaries file for bankruptcy protection under the U.S. bankruptcy code, their filing may materially and adversely affect our assets and result of operations. For example, in the event of a default by Caesars, its lenders or their successors may elect to reject the Shared Services Agreement as an executory contract in a bankruptcy proceeding. The result of this influence and any related disruption in our business could have a material adverse effect on our business, financial condition and operating results.
We are dependent on management agreements with other subsidiaries of Caesars to operate our casino properties.
Each of our casino properties is managed by a subsidiary of Caesars that is not an obligor under the CERP Notes. We are dependent upon Caesars and these management companies to provide the services necessary to operate our casino properties. Each of these management companies is in turn dependent on the Shared Services Agreement. Each management agreement terminates on January 31, 2023. If the management agreements are terminated and not replaced, or if we are unable to renew the management agreements on acceptable terms or at all, then we may be unable to continue to operate our casino properties, which could have a material adverse impact on our business. None of our employees at our properties will be moved to the management companies.
Our operations depend on material contracts with third parties, including CEOC and the management companies, the continued enforcement of which may be adversely impacted by a bankruptcy of such third parties.
If CEOC, the management companies or other third parties with whom we have entered into material contracts with were to become debtors operating under the protection of the Bankruptcy Code, they could exercise certain rights that would adversely affect our contractual rights and obligations and, if CEOC were to be a debtor in a bankruptcy case, our ability to participate in the Caesars system could be materially and adversely affected. The Bankruptcy Code invalidates clauses that permit the termination of contracts automatically upon the filing by or against one of the parties of a bankruptcy petition or which are conditioned on a party's insolvency. Moreover, in this circumstance, we would ordinarily be required to continue performing our obligations under such agreement. Legal proceedings to obtain relief from the automatic stay and to enforce rights to payments or terminate agreements can be time consuming and uncertain as to outcome.
Under the Bankruptcy Code, a debtor may decide whether to assume or reject an executory contract such as the management agreements and the Shared Services Agreement with CEOC. Bankruptcy court approval of assumption of a contract would permit the debtor to continue operating under the assumed contract subject to certain conditions the debtor would need to satisfy. As a general matter, a bankruptcy court approves a debtor's assumption of a contract if the assumption appears to be in the best interest of the debtor's estate, the debtor is able to perform and it is a good business decision to assume the contract. Subject to bankruptcy court approval and satisfaction of the "business judgment" rule, a debtor in chapter 11 may reject an executory contract, and rejection of an executory contract in a chapter 7 case may occur automatically by operation of law. If a debtor rejects an executory contract, the non-debtor party to the contract generally has an unsecured claim against the debtor's bankruptcy estate for breach of contract damages arising from the rejection. A bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject an executory contract. If CEOC or a management company were to become a debtor in a bankruptcy case, it may seek bankruptcy court approval to assume the Shared Services Agreement or the management agreement under the Bankruptcy Code, to assign such agreements to a third party or to reject such agreements. If CEOC, a management company or an applicable debtor subsidiary rejects the agreements, we may no longer have access to the operational support and management expertise provided by CEOC and its subsidiaries or the management companies with the result that we may lack sufficient support to manage our operations.

Federal and state statutes allow courts, under specific circumstances, to void certain transactions and could require us to return the Octavius Tower and the LINQ assets or their value to CEOC and its subsidiaries.
If CEOC were to become a debtor in a case under the Bankruptcy Code or encounter other financial difficulty, creditors of CEOC and its subsidiaries may sue us under federal or state fraudulent transfer law and a court may void the Octavius/Linq Transfer. A court might do so if it found that when the Octavius/Linq Transfer occurred, CEOC or its subsidiaries received less than reasonably equivalent value or fair consideration and either:

▪	was insolvent or rendered insolvent by reason of such incurrence; or

▪	was left with inadequate capital to conduct its business; or

▪	believed or reasonably should have believed that it would incur debts beyond its ability to pay.
The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, CEOC or one of its subsidiaries would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•
if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
The court might also void the Octavius/Linq Transfer, without regard to the above factors, if the court found that CEOC or its subsidiaries made the transfer with actual intent to hinder, delay or defraud its creditors.
A court could find that CEOC or its subsidiaries did not receive reasonably equivalent value or fair consideration in the Octavius/Linq Transfer if CEOC or its subsidiaries did not substantially benefit directly or indirectly from the transfer. If a court were to void the Octavius/Linq Transfer, we may have to return the assets or their value to CEOC and such assets, including the Octavius Tower and the LINQ, would no longer constitute part of the collateral securing the CERP Notes. In addition, the court might direct us to repay any amounts that we received on account of the Octavius/Linq Transfer.
As part of the CERP Financing, Octavius/Linq Holdings, which is an indirect subsidiary of CEOC that is not subject to restrictions imposed by covenants governing CEOC's debt facilities, transferred Octavius/Linq Intermediate Holding, LLC to Caesars, which then contributed Octavius/Linq Intermediate Holding, LLC to Rio Properties, LLC. The CERP Financing provided direct and indirect value and benefits to CEOC and its subsidiaries, including the transfer to CEOC of $69.5 million in aggregate principal amount (approximately $52.9 million aggregate market value at the time of transfer) of one or more series of outstanding notes of CEOC (and that was retired by CEOC), $80.7 million in cash and the repayment of $450.0 million in debt associated with these assets. In addition, by facilitating the refinancing of the CMBS Financing, the CERP Financing (a) preserves for CEOC and its subsidiaries the substantial payments made under our shared services arrangements; and (b) allows the Casino Resort Properties to continue in the Caesars corporate family, which has significant value to CEOC and its owned properties, given, among other things, the prominent positions of the Casino Resort Properties on the Las Vegas Strip, the integrated operations of our casinos and the Casino Resort Properties' participation in the Total Rewards program. We were advised that CEOC obtained an opinion of an independent financial advisor that, based upon and subject to the assumptions and other matters set forth in such opinion, it received reasonably equivalent value in the transfer.
In a bankruptcy of CEOC, CEOC could attempt to transfer licensed trademarks and copyrighted materials licensed to the Borrowers to a purchaser and/or seek to reject any related license or shared services agreement.

We rely on trademark license agreements with CEOC in order to use Caesars' brand names, such as "Harrah's." These brand names have global recognition and attract customers to our properties. We would be adversely affected if the trademark license agreements were terminated.

If CEOC were to become a debtor in a case under the Bankruptcy Code, it (or a bankruptcy trustee if one is appointed) could seek to sell its trademarks and copyright assets in a bankruptcy case, free and clear of all interests of third parties such as the Borrowers, pursuant to the Bankruptcy Code. The Bankruptcy Code gives a licensee of intellectual property, such as the copyrighted materials (but not licensed trademarks), the ability to retain its rights under such license notwithstanding the bankrupt debtor's rejection of such license. Though the Borrowers are unaware of any case holding that a licensor of intellectual property can sell the underlying intellectual property free and clear of a licensee's rights under the Bankruptcy Code, one case held that a sale of real property was free and clear of a lessee's similar right under section 365(h) of the Bankruptcy Code to elect to retain its rights under such lease for the balance of the term of such lease and any renewal period. The Borrowers believe that the precedential effect of this case is unclear for several technical reasons. In any case, the holders of the CERP Notes would have the right to seek adequate protection under the Bankruptcy Code due to their lien on the proceeds derived from the rights CEOC licensed to the Borrowers. However, there can be no assurance that CEOC (or a bankruptcy trustee if one is appointed) would not attempt to sell the licensed trademarks and copyrighted materials licensed to the Borrowers in this manner or that a court would not agree with the case described above, which may adversely affect the realization of proceeds generated by the intellectual property assets. Such a course of action could cause actual results to differ materially and adversely from our projections and have a material, adverse effect on the Borrowers' business, financial condition, results of operations and prospects and on the Borrowers' ability to pay outstanding principal of and interest on the CERP Notes.
Bankruptcy of the Borrowers' lessees or their parents could result in an automatic stay and adversely affect the Borrower's business.
The Borrowers' business could be impaired by the commencement of a bankruptcy case by or against the Borrowers' lessees or a parent entity if the related Lessee were substantively consolidated with such parent entity. Our business relies on income from certain leases, including an expected $50 million of annual rental income from the Octavius Tower lease and Quad strip-front lease. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a debtor results in an automatic stay against, among other things, the commencement or continuation of any action or proceeding on account of defaults under leases and executory contracts, including for past due rent, accelerated rent, damages or for any other relief with respect to a default under such lease or executory contract that occurred prior to the filing of such debtor's bankruptcy petition.
In addition, the Bankruptcy Code generally provides that a trustee or debtor in possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with "adequate assurance" of future performance. However, these remedies may, in fact, be insufficient and the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant if the lease were assigned. If the lease is rejected, the rejection generally constitutes a breach of the unexpired lease immediately before the date of filing the petition. As a consequence, a lessor under a lease generally would have only an unsecured claim against the debtor for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, pursuant to the Bankruptcy Code, a lessor's damages for lease rejection in respect of future rent installments are limited to (a) the rent reserved by the lease, without acceleration, for the greater of one year or 15 percent, not to exceed three years, of the remaining term of the lease following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the property, plus (b) any unpaid rent due under such lease, without acceleration, on the earlier of such dates.
Lease payments could be considered preferential payments in a bankruptcy of the Borrowers' lessees.
In a bankruptcy or similar proceeding, action may be taken seeking the recovery as a preferential transfer of any payments made by the debtor in the 90-day period prior to the bankruptcy filing. Payments made in such 90-day period may be protected from recovery as preferences if, among other available defenses, they are payments in the ordinary course of business and made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to each particular transaction and payment.

Risks Related to Our Business
If we are unable to effectively compete against our competitors, our profits will decline.
The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing, and growth strategies, financial strength and capabilities, level of amenities, management talent, and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market that we participate may have substantially greater financial, marketing, or other resources than we do, and there can be no assurance that they will not, in the future, engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot assure you that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations, and cash flow.
In recent years, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, our largest market, and competition has increased significantly. For example, CityCenter, a large development of resorts and residences, opened in December 2009, and the Genting Group has announced plans to develop a 3,500 room hotel and 175,000 square foot casino called Resorts Worlds Las Vegas, which is expected to open in 2016 on the northern end of the Strip near Circus Circus. Also, in response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including upgrades to hotel rooms, new food and beverage offerings, and new entertainment offerings. MGM has announced plans for The Park, which includes a new retail and dining development on the land between New York-New York and Monte Carlo, a renovation of the Strip-front facades of both resorts and a new 20,000 seat indoor arena for sporting events and concerts operated by AEG. Construction of The Park is expected to be complete in early 2014, with the arena expected to be complete in 2016. Additionally, SkyVue, a proposed 500-foot observation wheel, has been in construction since 2012. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers, including observation wheels and a roller coaster, however, there are no details as to when or if these projects will be complete. We also face increased competition in Atlantic City, as Revel, a resort and casino, opened in May 2012. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets, including Atlantic City.
In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada. In addition, our operations located in New Jersey may be adversely impacted by the expansion of gaming in Maryland, New York and Pennsylvania, and our operations located in Nevada may be adversely impacted by the expansion of gaming in California.
Theoretical win rates for our casino operations depend on a variety of factors, some of which are beyond our control.
The gaming industry is characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of game, on average, will win or lose in the long run. In addition to the element of chance, theoretical win rates are also affected by the spread of table limits and factors that are beyond our control, such as a player's skill and experience and behavior, the mix of games played, the financial resources of players, the volume of bets placed and the amount of time players spend gambling. As a result of the variability in these factors, the actual win rates at the casino may differ from theoretical win rates and could result in the winnings of our gaming customers exceeding those anticipated. The variability of these factors, alone or in combination, have the potential to negatively impact our actual win rates, which may adversely affect our business, financial condition, results of operations and cash flows.
We face the risk of fraud and cheating.
Our gaming customers may attempt or commit fraud or cheat in order to increase winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in our gaming operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and cash flows.

Reduction in discretionary consumer spending resulting from the downturn in the national economy over the past few years, the volatility and disruption of the capital and credit markets, adverse changes in the global economy and other factors could negatively impact our financial performance and our ability to access financing.
Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as perceived or actual general economic conditions; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a soft job market; an actual or perceived decrease in disposable consumer income and wealth; the recent increase in payroll taxes; increases in gaming taxes or fees; fears of recession and changes in consumer confidence in the economy; and terrorist attacks or other global events. Our business is particularly susceptible to any such changes because our casino properties offer a highly discretionary set of entertainment and leisure activities and amenities. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline if discretionary consumer spending declines, including during economic downturns, during which consumers generally earn less disposable income. The economic downturn that began in 2008 and adverse conditions in the local, regional, national and global markets have negatively affected our business and results of operations and may continue to negatively affect our operations in the future. During periods of economic contraction, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings. While economic conditions have improved, our revenues may continue to decrease. For example, while the gaming industry has partially recovered from 2008, there are no assurances that the gaming industry will continue to grow during an economic downturn or as a result of other factors. Any decrease in the gaming industry could adversely affect consumer spending and adversely affect our operations.
Additionally, key determinants of our revenues and operating performance include hotel ADR, number of gaming trips and average spend per trip by our customers. Given that 2007 was the peak year for our financial performance and the gaming industry in the United States in general, we may not attain those financial levels in the near term, or at all. If we fail to increase ADR or any other similar metric in the near term, our revenues may not increase and, as a result, we may not be able to pay down our existing debt, fund our operations, fund planned capital expenditures or achieve expected growth rates, all of which could have a material adverse effect on our business, financial condition, results of operations and cash flow. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect our operations.
Continued growth in consumer demand for non-gaming offerings would negatively impact our gaming revenue.
Recent trends have indicated a growing shift in customer demand for non-gaming offerings, as opposed to solely gambling, when visiting Las Vegas. According to LVCVA, 47% of Las Vegas visitors in 2012 indicated that their primary reason to visit was for vacation or pleasure as opposed to solely for gambling as the main attraction, up from 39% of visitors in 2008. To the extent the demand for non-gaming offerings replaces demand for gambling, our gaming revenues will decrease, which could have an adverse impact on our business and results of operations.
Complexities associated with operating the High Roller observation wheel and the LINQ could impact our results as we have not operated projects similar to the High Roller observation wheel or the LINQ.
Our historical operations have focused on gaming and we have not operated an amusement ride or managed retail space similar to a shopping mall in the past. Furthermore, management has limited or no experience in operating or managing similar rides or ventures. Our lack of experience in operating rides such as the High Roller observation wheel or managing retail space organized like the LINQ may lead to operational inefficiencies, higher than expected costs and/or lower than expected revenues. Any of these outcomes would have an adverse effect on our results of operations, and there can be no assurances that operating or managing the High Roller observation wheel or the LINQ will be profitable.
There is a risk of accidents occurring at the High Roller observation wheel, which may reduce attendance and negatively impact our revenues.
The safety of our guests and employees is a top priority for us. Rides such as the High Roller observation wheel involve inherent risks, and an accident or a serious injury at the High Roller observation wheel may result in negative publicity, reduced attendance and decreased revenues, as well as potential litigation. In addition, accidents or injuries at attractions operated by our competitors could influence the general attitudes of patrons and adversely affect attendance at the High Roller observation wheel and the LINQ, in general.

The LINQ is dependent on tenants for its success and may not be able to lease, renew leases and relet space at the LINQ.
The LINQ's success is largely dependent on the success of its tenants and their ability to increase traffic to the High Roller observation wheel. We are relying on the LINQ to increase the traffic to our adjacent and closely located properties. If we are unable to lease additional space which is currently uncommitted or if some or all of the tenants are unsuccessful or unable to gain popularity, our business and results of operations could be adversely affected.
When leases for retail space at the LINQ expire, the premises may not be relet or the terms of reletting, including the cost of allowances and concessions to tenants, may be less favorable than the original lease terms. The terms of future leases will also be influenced by the success of the LINQ as a whole. To the extent that our leasing plans are not achieved or the leases are not as profitable as expected, our cash generated from the LINQ and results of operations could be adversely affected.
We face potential adverse effects from tenant bankruptcies, which could negatively affect future profits.
Bankruptcy filings by tenants located in the LINQ may occur in the course of our operations. We will seek to re-lease vacant spaces resulting from tenant terminations. The bankruptcy of a tenant may make it more difficult to lease the remainder of the affected properties. Future tenant bankruptcies could adversely affect our properties or impact our ability to successfully execute our re-leasing strategy. See "-Risks Related to Our Dependence on Caesars-Our operations depend on material contracts with third parties, including CEOC, the continued enforcement of which may be adversely impacted by a bankruptcy of such third parties."
We cannot assure you that we will continue to host the World Series of Poker's Main Event, which could negatively affect future profits.
We derive a significant amount of revenue from our hosting of and association with the World Series of Poker's Main Event. Our Rio All-Suites Hotel and Casino also derives substantial increased revenues from hosting the World Series of Poker's annual poker event for seven weeks each year, which culminates in the World Series of Poker's Main Event. Our current contract to host the World Series of Poker at the Rio All-Suites Hotel and Casino expires in 2016 and we cannot assure you that we will be able to renew it on acceptable terms or at all. If we cease to host the World Series of Poker's Main Event, our business and results of operations could be materially adversely affected as a result of a loss of the profits directly attributable to the event, a loss of any profits indirectly attributable to the event as a result of decreased visitation to the Rio All-Suites Hotel and a decline in visitation and revenues due to the termination of our association with the World Series of Poker brand.
We cannot assure you that we will be able to retain our resident performers, including Penn & Teller, and other shows on acceptable terms or at all.

Our properties' entertainment offerings are only under contract for a limited time. For example, our contracts with Million Dollar Quartet, Donny & Marie, Legends in Concert, Penn & Teller and Chippendales are each set to expire, subject to certain termination and renewal rights, prior to the end of 2017. Taylor Hicks' contract expired in October 2013, however Mr. Hicks will continue to perform into April 2014 as a result of his contract requiring the rescheduling of certain performances. Beyond the rescheduled performances, which were scheduled to end in April 2014, Mr. Hicks is not obligated to perform any additional shows with us. These and other of our performers draw customers to our properties and are a significant source of our revenue. We cannot assure you that we will be able to retain our resident performers on acceptable terms or at all. Furthermore, our Las Vegas properties are managed by the management companies, which also manage Caesars' other Las Vegas properties, and our entertainment offerings will be determined by these management companies and not by us. If we are unable to retain our resident performers or engage replacement performers of comparable popularity on acceptable terms, we may suffer a decline in visitation and a loss of profits.
The conference center being built adjacent to Harrah's Atlantic City may not be completed, which could negatively affect future profits.
We do not have an agreement with Caesars for the building of a conference center adjacent to Harrah's Atlantic City. If Caesars does not complete the conference center as expected, Harrah's Atlantic City will not experience the increase in visitation that is anticipated to result therefrom and we will have no recourse to Caesars or a third party. Accordingly, there can be no assurance that a conference center will be built adjacent to Harrah's Atlantic City or that we will experience any increase in revenues or visitation as a result of such a conference center.
We may not realize any or all of our projected cost savings, which would have a negative effect on our results of operations.
As part of our business strategy, we have implemented certain cost-savings programs and are in the process of identifying opportunities to improve profitability by reducing costs. For example, Caesars is currently in the process of reviewing its corporate level expenses and has identified cost savings, a portion of which would directly reduce our expenses. Any cost savings that we realize from such efforts may differ materially from our estimates. In addition, any cost savings that we realize may be offset, in whole or in part, by reductions in revenues, or through increases in other expenses. For example, cutting advertising or marketing expenses may have an unintended negative affect on our revenues. Our cost savings plans are subject to numerous risks and uncertainties that may change at any time. We cannot assure you that cost-savings initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or at all.
We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.
We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions in which we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit the gaming or other licenses of our casino properties, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations.
From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact the operations of our casino properties. For example, an Atlantic City law restricts smoking to 25% of the casino floor. The likelihood or outcome of similar legislation in such jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.
The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.
We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our future profits.
We perform our annual impairment assessment of goodwill as of October 1, or more frequently if impairment indicators exist. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization ("EBITDA") and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell businesses in our industry.
We will also perform an annual impairment assessment of other non-amortizing intangible assets as of October 1, or more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the Relief From Royalty Method and Excess Earnings Method under the income approach.
We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. When performing this assessment, we consider current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors.
We are dependent upon our properties for future cash flows and our continued success depends on our ability to draw customers to our properties. Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business have resulted in impairment charges during the years ended December 31, 2013 and 2012, and, if one or more of such events occurs in the future, additional impairment charges may be required in future periods. If we are required to record additional impairment charges, this could have a material adverse impact on our combined financial statements.
Acts of terrorism, natural disasters, severe weather and political, economic and military conditions may impede our ability to operate or harm their financial results.
Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of the customers of our properties in Las Vegas use air travel. As a result of terrorist acts that occurred on September 11, 2001, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to our properties in Las Vegas. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq, Afghanistan and/or Syria or other countries throughout the world will continue to directly or indirectly impact our business and operating results. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. If any such event were to affect our properties, we would likely be adversely impacted.
In addition, natural and man-made disasters such as major fires, floods, hurricanes, earthquakes and oil spills could also adversely impact our business and operating results. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted. Harrah's Atlantic City was closed during a busy summer weekend in August 2011 due to Hurricane Irene and was closed for five days in October and November 2012 due to Hurricane Sandy. Our results of operations were significantly impacted by the closure due to Hurricane Sandy. In addition, Hurricane Sandy substantially impacted tourism in New Jersey, including Atlantic City, and the level of tourism has not yet recovered.
In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we may receive no proceeds from insurance, such as our August 2011 closing and October and November 2012 closings in Atlantic City.
Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.
As our operations depend in part on our customers' ability to travel, severe or inclement weather can also have a negative impact on our results of operations.
Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.
We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices which affect our customers may result in reduced visitation to our resorts and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel, and transportation costs.
Work stoppages and other labor problems could negatively impact our future profits.
Some of our employees are represented by labor unions. Later this year, several collective bargaining agreements covering most of our union employees in Atlantic City will expire. We will begin negotiations for renewal agreements in the near future and are hopeful that we will be able to reach agreements with the respective unions without any work stoppage. In the event of a strike, it is possible that such actions could have a material impact on our operations. From time to time, we have also experienced attempts to unionize certain of our non-union employees. While these efforts have achieved some success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future. The impact of this union activity is undetermined and could negatively impact our profits.
Our obligation to fund multi-employer pension plans to which we contribute may have an adverse impact on us.
We contribute to and participate in various multi-employer pension plans for employees represented by certain unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. We do not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006, or the PPA, requires under-funded pension plans to improve their funding ratios. Based on the information available to us, one of the multi-employer plans to which we contribute is "critical" and one is "endangered" as these terms are defined in the PPA. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, or in the event of a withdrawal by us, which we consider from time to time, or a mass withdrawal or insolvency of contributing employers, we would be required to make payments to the plans for our proportionate share of the unfunded vested liabilities of the plans. Any termination of a multi-employer plan, or mass withdrawal or insolvency of contributing employers, could require us to contribute an amount under a plan of rehabilitation or surcharge assessment that would have a material adverse impact on our combined financial condition, results of operations and cash flows.

We extend credit to a portion of our customers and we may not be able to collect gaming receivables from our credit players.
We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. While gaming debts evidenced by a credit instrument, including what is commonly referred to as a "marker," and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis and judgments in such jurisdictions on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.
If we are unable to attract, retain and motivate employees, we may not be able to compete effectively and will not be able to expand our business.
Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand our business, in many locations around the world. Competition for highly qualified, specialized technical and managerial, and particularly consulting, personnel, is intense. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, our substantial indebtedness and the recent downturn in the gaming, travel and leisure sectors have made recruiting executives to our business more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.
We are controlled by the Sponsors, whose interests may not be aligned with ours.
Hamlet Holdings, the members of which are comprised of individuals affiliated with each of the Sponsors, as of December 31, 2013, controls approximately 63.9% of Caesars' common stock and controls Caesars. As a result, Hamlet Holdings will have the power to control us. Moreover, Hamlet Holdings will have the ability to vote on any transaction that requires the approval of Caesars' Board or the stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. As a result, Hamlet Holdings is in a position to exert a significant influence over both us and Caesars, and the direction of our and Caesars' business and result of operations.
The interests of Hamlet Holdings and the Sponsors could conflict with or differ from the interests of our security holders. Furthermore, the Sponsors will also control Caesars Acquisition Company, which is expected to own properties that compete with ours such as Planet Hollywood Resort and Casino, and, as a result, potential or perceived conflicts of interest may arise. Additionally, affiliates of the Sponsors are in the business of making or advising on investments in companies they hold, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. One or both of the Sponsors may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as Hamlet Holdings continues to beneficially own a significant amount of the outstanding shares of Caesars' common stock, Hamlet Holdings will continue to be able to strongly influence or effectively control our decisions.
We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.
From time to time, we are defendants in various lawsuits or other legal proceedings relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Indian tribes and others in the ordinary course of business. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms or at all.
We may require additional funds to respond to business challenges, including the need to improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in debt financings to secure additional funds. Any debt financing that we secure in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities. If we are unable to obtain adequate financing or financing on satisfactory terms when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, which could have a material adverse effect on our business, financial condition and operating results.
We may be subject to material environmental liability, including as a result of unknown environmental contamination.
The casino properties business is subject to certain federal, state and local environmental laws, regulations and ordinances which govern activities or operations that may have adverse environmental effects, such as emissions to air, discharges to streams and rivers and releases of hazardous substances and pollutants into the environment, as well as handling and disposal from municipal/non-hazardous waste, and which also apply to current and previous owners or operators of real estate generally. Federal examples of these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Certain of these environmental laws may impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused particular contamination or release of hazardous substances. Should unknown contamination be discovered on our property, or should a release of hazardous substances occur on our property, we could be required to investigate and clean up the contamination and could also be held responsible to a governmental entity or third parties for property damage, personal injury or investigation and cleanup costs incurred in connection with the contamination or release, which may be substantial. Moreover, such contamination may also impair our ability to use the affected property. Such liability could be joint and several in nature, regardless of fault, and could affect us even if such property is vacated. The potential for substantial costs and an inability to use the property could adversely affect our business.
Our insurance coverage may not be adequate to cover all possible losses we could suffer, and, in the future, our insurance costs may increase significantly or we may be unable to obtain the same level of insurance coverage.
We may suffer damage to our property caused by a casualty loss (such as fire, natural disasters and acts of war or terrorism) that could severely disrupt our business or subject it to claims by third parties who are injured or harmed. Although we maintain insurance (including property, casualty, terrorism and business interruption insurance), that insurance may be inadequate or unavailable to cover all of the risks to which our business and assets may be exposed. In several cases we maintain extremely high deductibles or self-insure against specific losses. Should an uninsured loss (including a loss which is less than our deductible) or loss in excess of insured limits occur, it could have a significant adverse impact on our operations and revenues.
We generally renew our insurance policies on an annual basis. If the cost of coverage becomes too high, we may need to reduce our policy limits or agree to certain exclusions from our coverage in order to reduce the premiums to an acceptable amount. Among other factors, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future we may elect to not, or may be unable to, obtain any coverage for losses due to acts of terrorism.
Compromises of our information systems or unauthorized access to confidential information or our customers' personal information could materially harm our reputation and business.
We collect and store confidential, personal information relating to our customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, we handle, collect and store personal information in connection with our customers staying at our hotels and enrolling in our Total Rewards program. We may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of our business or for marketing purposes. Our collection and use of personal data are governed by state and federal privacy laws and regulations as well as the applicable laws and regulations in other countries in which we operate. Privacy law is an area that changes often and varies significantly by jurisdiction. We may incur significant costs in order to ensure compliance with the various applicable privacy requirements. In addition, privacy laws and regulations may limit our ability to market to our customers.

We assess and monitor the security of collection, storage and transmission of customer information on an ongoing basis. We utilize commercially available software and technologies to monitor, assess and secure our network. Further, the systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, not us. Although we have taken steps designed to safeguard our customers' confidential personal information, our network and other systems and those of third parties, such as service providers, could be compromised by a third party breach of our system security or that of a third party provider or as a result by purposeful or accidental actions of third parties, our employees or those employees of a third party. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of such a breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite these measures, there can be no assurance that we are adequately protecting our information.
Any loss, disclosure or misappropriation of, or access to, customers' or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, damage our reputation and expose us to claims from customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have an adverse effect on our financial condition, results of operations and cash flow.
The success of third parties adjacent to our properties is important to our ability to generate revenue and operate our business and any deterioration to their success could materially adversely affect our revenue and result of operations.
In certain cases, we do not own the businesses and amenities adjacent to our properties. However, the adjacent third-party businesses and amenities stimulate additional traffic through our complexes, including the casinos, which are our largest generators of revenue. Any decrease in the popularity of, or the number of customers visiting, these adjacent businesses and amenities may lead to a corresponding decrease in the traffic through our complexes, which would negatively affect our business and operating results. Further, if newly opening properties, such as The Cromwell Las Vegas hotel, are not as popular as expected, we will not realize the increase in traffic through our properties that we expect as a result of their opening, which would negatively affect our business projections.
ITEM 1B.    Unresolved Staff Comments
Not applicable.
ITEM 2.    Properties
Summary of Property Information

Property	Location	Type of Casino	(a) Casino Space– Sq. Ft.	(a) Slot Machines	(a) Table Games	(a) Hotel Rooms & Suites
Harrah's Atlantic City	Atlantic City, N.J.	Land-based	154,500	2,320	180	2,590
Harrah's Las Vegas	Las Vegas, Nev.	Land-based	90,600	1,280	100	2,530
Rio All-Suites Hotel and Casino	Las Vegas, Nev.	Land-based	117,300	1,070	90	2,520
Caesars Palace Octavius Tower (b)	Las Vegas, Nev.	Land-based	—	—	—	730
Paris Las Vegas	Las Vegas, Nev.	Land-based	95,300	1,020	100	2,920
Flamingo Las Vegas	Las Vegas, Nev.	Land-based	72,300	1,220	120	3,460
Harrah's Laughlin	Laughlin, Nev.	Land-based	56,000	940	40	1,510
____________________

(a)	Approximate.

(b)	CERP owns Octavius Tower at Caesars Palace and leases it to Desert Palace, Inc., an indirect wholly owned subsidiary of CEOC that operates Caesars Palace in Las Vegas.

ITEM 3.	Legal Proceedings
Litigation
The Company is party to ordinary and routine claims and legal actions incidental to our business. We do not expect the outcome of any pending litigation to have a material effect on our combined financial position, results of operations, or cash flows.

Over the course of several years, a former customer of the Rio All-Suites Hotel and Casino lost approximately $10 million. The customer was later indicted and convicted for several crimes concerning a mortgage business-Ponzi scheme. The mortgage business was placed in bankruptcy in California, where a bankruptcy trustee is now seeking the return of the $10 million from Rio Properties, LLC. The claims are based on a fraudulent conveyance theory under the bankruptcy code. On March 29, 2010, the U.S. District Court Central District of California granted our motion to move the case from the bankruptcy court to the district court. On June 10, 2010, the district court granted our motion to transfer the case to the federal district court in Las Vegas. A trial was held in January 2014. We were granted judgment in our favor on 59 of the 66 alleged fraudulent transfers and the trustee was granted judgment on seven transfers. The total award to the trustee was $1.48 million. Both parties filed post-trial motions to alter the award. We expect the court to rule on the motions in the near future.
In connection with a Birthday Cash promotional offer by Harrah’s Atlantic City, on March 19, 2010, the Superior Court of New Jersey entered a summary judgment in favor of a modified class of approximately 79,000 plaintiffs. The summary judgment found that Harrah’s Atlantic City violated the New Jersey Truth in Consumer Contract, Warranty and Notice Act. The penalty is $100 per incident, amounting to a potential exposure of up to $7.9 million. In March 2012, the judge held that the damages class, if any, should be based upon the number of individuals who redeemed certificates, not the number of certificates redeemed (as some plaintiffs had multiple certificates). As a result, the potential exposure under the judge’s ruling was decreased to $5.2 million. After the case was stayed to wait for a pending case in the New Jersey Supreme Court, the court reopened the case in July 2013. The decision in the New Jersey Supreme Court case clarified two aspects of the New Jersey Truth in Consumer Contract, Warranty and Notice Act, which support our contention that the existing judgment against us should be vacated and the case dismissed in our favor. In November 2013, the court denied both parties’ motions for reconsideration. In December 2013, we filed a motion to stay the judgment pending appeal and in January the court granted the stay and we filed an appeal. In February 2014, per the court’s stay order, we posted into an escrow account the amount of the judgment plus fees. In March 2014, the case was remanded to the trial court to resolve an outstanding fee award issue and the appeal is stayed pending the resolution.

ITEM 4.    Mine Safety Disclosures
Not applicable.

PART II

ITEM 5.	Market for the Company’s Common Stock, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information
Not applicable.
Dividends
Not applicable.
Recent Sales of Unregistered Securities
Not applicable.
Share Repurchases
Not applicable.
Equity Compensation Plan Information
Caesars maintains equity incentive awards plans in which employees of the Company may participate. Caesars allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. We recognized expense related to stock-based awards of $0.9 million, $1.1 million and $0.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.

ITEM 6.    Selected Financial Data

The selected financial data set forth below for the periods indicated, should be read in conjunction with the combined financial statements and Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this document.

(In millions)	2013	2012	2011
OPERATING DATA
Net revenues	$1,978.8	$2,002.9	$2,020.8
Write-downs, reserves, and project opening costs, net of recoveries	15.4	21.5	7.2
Impairment of intangible and tangible assets	1,045.9	3.0	—
Income/(loss) from operations	(791.2)	161.1	183.3
Gains on early extinguishment of debt	15.3	135.0	47.5
Net income/(loss)	(638.2)	43.4	9.2

FINANCIAL POSITION DATA
Total assets	$7,372.5	$8,654.6	$8,921.3
Long-term debt	4,575.0	5,112.0	5,472.0
Total stockholders' equity	1,153.0	1,597.5	1,509.0
ITEM 7.     Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with, and is qualified in its entirety by, the combined financial statements and the notes thereto and other financial information included elsewhere in this report. Note references are to the notes to combined financial statements included in Item 8, "Financial Statements and Supplementary Data."
The "Company," "we" "us," and "our" refer to the Caesars Entertainment Resort Properties, as defined below. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources, and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements.
Overview
The "Casino Resort Properties" are comprised of six direct and indirect wholly owned subsidiaries of Caesars Entertainment Corporation ("Caesars"), including (1) Harrah's Las Vegas, (2) Rio All-Suites Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin.
Octavius Linq Holding Company, LLC ("Octavius/Linq HoldCo"), an indirect wholly owned subsidiary of Caesars, is comprised of two direct wholly owned subsidiaries, Caesars Octavius, LLC ("Caesars Octavius") and Caesars Linq, LLC ("Caesars Linq"). Caesars Octavius owns Octavius Tower at Caesars Palace Las Vegas, a 23 story premium hotel tower on the Flamingo Avenue side of Caesars Palace Las Vegas, featuring 662 hotel rooms, 60 suites, and six luxury villas. Caesars Octavius leases Octavius Tower to Desert Palace, Inc., an indirect wholly owned subsidiary of Caesars Entertainment Operating Company, Inc. ("CEOC") that operates Caesars Palace in Las Vegas. Caesars Linq owns the tract of real property between The Quad Resort & Casino ("The Quad") and the Flamingo Las Vegas where Caesars is developing an open-air retail, dining, and entertainment corridor (the "LINQ project"). Collectively, the Octavius Tower and the LINQ project are referred to as the "Octavius/Linq Development."
Upon the closing date of the CERP Financing, as defined below, Octavius/Linq HoldCo formed an intermediate holding company, Octavius/Linq Intermediate Holding, LLC, for the purposes of owning its existing subsidiaries. In addition, Caesars acquired membership interests in Octavius/Linq Intermediate Holding, LLC from CEOC for $150.2 million and contributed those interests to Rio Properties, LLC. Rio Properties, LLC owns Octavius/Linq Intermediate Holding, LLC and its subsidiaries, which are subsidiary guarantors under the CERP Financing. Additionally, by facilitating the refinancing of CMBS, Caesars preserved for CEOC the substantial payments made by CERP under the shared services arrangements. Caesars therefore allowed us to continue our participation in the Caesars corporate family, which has significant value to CEOC due to the prominent positions of our properties on the Las Vegas Strip, the integrated operations of our casinos and our participation in the Total Rewards program.

The Casino Resort Properties together with the entities that own the Octavius Tower and the Linq and their subsidiaries are referred to as the "Caesars Entertainment Resort Properties" or "CERP." The financial statements of CERP are presented herein on a combined basis for the years ended December 31, 2013, 2012 and 2011.
CERP Financing
On October 11, 2013, the Company and two newly formed wholly owned subsidiaries of Caesars, Caesars Entertainment Resort Properties, LLC and Caesars Entertainment Resort Properties Finance, Inc., (collectively, with CERP, the "Borrowers") (i) completed the offering of $1,000.0 million aggregate principal amount of their 8% first-priority senior secured notes due 2020 and $1,150.0 million aggregate principal amount of their 11% second-priority senior secured notes due 2021 (collectively, the "CERP Notes") and (ii) entered into a $2,769.5 million credit facility agreement, comprised of $2,500.0 million in senior secured term loans and a $269.5 million senior secured revolving credit facility (collectively, the "Senior Secured Credit Facilities"). The net proceeds from these transactions were primarily used to retire 100% of the CMBS Loans outstanding and repay all amounts then outstanding under the Octavius/Linq Term Facility. See Note 7, "Debt," for additional information on the CERP Financing.
Combined Operating Results

	Year Ended December 31,			Percent Favorable/(Unfavorable)
(Dollars in millions)	2013	2012	2011	2013 vs 2012	2012 vs 2011
Casino revenues	$1,128.6	$1,192.7	$1,229.0	(5.4)%	(3.0)%
Net revenues	1,978.8	2,002.9	2,020.8	(1.2)%	(0.9)%
Income/(loss) from operations	(791.2)	161.1	183.3	*	(12.1)%
Net income/(loss)	(638.2)	43.4	9.2	*	*
Operating margin (1)	(40.0)%	8.0%	9.1%	(48) pts	(1.1) pts
Property EBITDA (2)	$530.2	$516.3	$499.0	2.7%	3.5%
___________________

(1)	Operating margin is calculated as income from operations divided by net revenues.

(2)
See the Reconciliation of Non-GAAP Financial Measures discussion later in this Management's Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of net income to Property EBITDA.

*	Not meaningful.
Year Ended December 31, 2013 compared with December 31, 2012
Net Revenues
Net revenues was relatively flat compared with 2012, as the decrease in casino revenue was largely offset by increases in room revenues and other revenues and lower promotional allowances. Casino revenues declined $64.1 million, or 5.4%, as a result of weaker slots and table games volumes in 2013 as well as unfavorable hold. Promotional allowances decreased $12.1 million. Revenues dropped most significantly at Harrah's Atlantic City due to lower visitation from continued competitive pressures in that market. In addition, Atlantic City has experienced lower visitation since the fourth quarter 2012 as a result from Hurricane Sandy.
Rooms revenue increased $14.1 million, or 3.2%, on cash ADR of $89 in 2013 compared with $83 in 2012, with the increase primarily attributable to the early 2013 introduction of resort fees at CERP's Nevada properties. Total occupancy declined 1.5 percentage points to 91% in 2013.
Other revenues increased $21.4 million, or 10.2%, primarily due to an increase in lease revenue attributable to the Octavius Tower at Caesars Palace in Las Vegas.
Loss from Operations
Loss from operations was $791.2 million in 2013 compared with income of $161.1 million in 2012, a decline of $952.3 million. The decline was primarily driven by impairment charges of $1,045.9 million in 2013 compared with $3.0 million in 2012. The 2013 charges were primarily due to tangible asset impairments of $1,014.9 million related to Harrah's Atlantic City. The impairment charges were partially offset by decreases in property operating expenses, depreciation expense, and corporate expense.

Net Loss and EBITDA measures
Net loss was $638.2 million compared with net income of $43.4 million in 2012. In addition to the pre-tax impairments discussed above, the decreased profitability was attributable to the change in pre-tax gain on early extinguishment of debt, which was $15.3 million in 2013 compared with $135.0 million in 2012, an unfavorable change of $119.7 million.
Property EBITDA increased $13.9 million as the net revenue decrease was more than offset by property operating expense decreases.
Year ended December 31, 2012 compared with December 31, 2011
Net revenues for 2012 decreased $17.9 million or 0.9% from 2011 primarily due to revenue declines at Harrah's Atlantic City, Harrah's Las Vegas, and Flamingo Las Vegas, partially offset by increased lease revenues related to the January 2012 completion of the Octavius Tower at Caesars Palace Las Vegas (“Octavius Tower”). The declines at Harrah's Atlantic City were the result of continued competitive pressures in the Atlantic City market, and the temporary closure of this property caused by Hurricane Sandy, which made landfall on October 29, 2012. We expect that the Atlantic City market will continue to be challenged as a result of the slow recovery from the hurricane and competitive pressures. We estimate that the negative impact of Hurricane Sandy on 2012 net revenues was approximately $7 million to $10 million. Harrah's Atlantic City reopened five days after the hurricane; however, the economy has been slow to recover due to the devastation it caused. In addition, net revenues for 2012 at Harrah's Las Vegas and Flamingo Las Vegas have been negatively impacted by LINQ-related construction activities, which included the closure of O'Shea's casino and several retail outlets at Harrah's Las Vegas during 2012.
Income from operations decreased $22.2 million or 12.1% from 2011 due mainly to lower revenues combined with increased depreciation expense primarily attributable to the opening of the Octavius Tower, partially offset by a decline in property operating expenses attributable in part to our cost reduction efforts.
Other Factors Affecting Net Income

Income/(expense)	Year Ended December 31,			Percent Favorable/(Unfavorable)
(Dollars in millions)	2013	2012	2011	2013 vs 2012	2012 vs 2011
Interest expense	$(245.9)	$(231.8)	$(218.6)	(6.1)%	(6.0)%
Gains on early extinguishment of debt	15.3	135.0	47.5	(88.7)%	184.2%
Income tax benefit/(provision)	383.5	(21.9)	(4.3)	*	*
___________________

*	Not Meaningful.
Interest Expense
Interest expense increased $14.1 million, or 6.1%, for 2013 compared with 2012 primarily due to higher interest rates on outstanding indebtedness resulting from the CERP Financing partially offset by higher amortization of losses related to derivatives out of other comprehensive income in 2012 and higher capitalized interest in 2013. Capitalized interest primarily related to the LINQ project was $36.3 million and $16.4 million for the years ended December 31, 2013 and 2012, respectively.
Interest expense increased by $13.2 million, or 6.0%, for 2012 compared with 2011 due primarily to interest expense associated with debt issued in April 2011 to complete our Octavius/Linq Development. This increase was partially offset by lower debt balances resulting from CMBS Loan repurchases in 2012 compared with 2011, which are discussed more fully in the “Liquidity and Capital Resources” section that follows herein.
Gain on Early Extinguishment of Debt
During 2013, we recognized a total gain on early extinguishment of debt of $15.3 million. We purchased $274.8 million of aggregate face value of CMBS Financing for $219.7 million, which resulted in a $52.4 million gain and was offset by a $37.1 million loss as a result of the CERP Financing completed in the fourth quarter 2013. During 2012, we purchased $367.3 million of aggregate face value of CMBS Financing for $229.3 million, recognizing a total gain on early extinguishment of debt of $135.0 million. During 2011, we purchased $158.1 million of aggregate face value of CMBS Financing for $108.5 million, recognizing a total gain on early extinguishment of debt of $47.5 million.

For additional discussion of extinguishment of debt, refer to the “Liquidity and Capital Resources” section that follows herein.
Income Tax Provision
The effective tax rate for 2013, 2012 and 2011 was 37.5%, 33.5% and 31.9%, respectively. The year-over-year changes in the effective tax rate for 2013 and 2012 were primarily due to increases in New Jersey state taxes.
Liquidity and Capital Resources
Cost Savings Initiatives
Caesars has undertaken comprehensive cost-reduction efforts to better align expenses with business levels. In accordance with our shared services agreement with Caesars, we estimate that cost savings programs produced $3.3 million in incremental cost savings for 2013 compared with 2012. Additionally, as of December 31, 2013, we expect that these and new cost savings programs will produce additional annual cost savings of $16.1 million, based on the full implementation of current projects that are in process. As we realize savings or identify new cost-reduction activities, this amount will change.
Capital Spending and Development
We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities, to maintain our quality standards. We may pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities, while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
Future development projects could require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects would be contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. In addition, we must also comply with covenants and restrictions set forth in the CERP Financing.
Our capital spending for the year ended December 31, 2013, totaled $240.9 million, net of a decrease of $27.6 million in related payables. Estimated total capital expenditures for 2014 are expected to be between $115 million and $140 million.
During 2011, we commenced construction on the LINQ, a dining, entertainment, and retail development located between the Flamingo casino and The Quad, on the east side of the Las Vegas Strip. The LINQ began opening in phases at the end of 2013 and includes a 550-foot observation wheel, the High Roller, which opened at the end of first quarter 2014. During 2013, capital expenditures related to the LINQ project were $201.7 million.
In 2012, Caesars announced its plans to build a convention center in Atlantic City for approximately $140 million. The convention center will be supported by the New Jersey Casino Reinvestment Development Authority and, although it is not an asset of CERP, it will be connected to our Harrah's Atlantic City property. The goal of the convention center is to help bring in more meeting and convention business to the Atlantic City market. CERP expects to benefit from this development through increased mid-week business and overall traffic. The project is scheduled for completion in 2015.
Liquidity
Our cash and cash equivalents totaled $181.5 million as of December 31, 2013, compared with $139.8 million as of December 31, 2012. There was no restricted cash as of December 31, 2013, compared with $222.7 million as of December 31, 2012. Our restricted cash in 2012 consisted of cash reserved under loan agreements for (a) development projects and (b) certain expenditures incurred in the normal course of business, such as interest services, real estate taxes, and capital improvements.
Our operating cash inflows are typically used for operating expenses, debt service costs and working capital needs. From time to time, we distribute excess cash flow to Caesars.

We are highly leveraged and a significant amount of our liquidity needs are for debt service. As of December 31, 2013, we had $4,676.7 million face value of indebtedness outstanding, including capital lease indebtedness. For 2013, cash paid for interest was $179.1 million. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows.
Annual Maturities of Long-Term Debt

(In millions)	2014	2015	2016	2017	2018	Thereafter	Total
Annual maturities	$35.9	$33.9	$31.8	$25.0	$25.1	$4,525.0	$4,676.7
From time to time, depending upon market, pricing, and other conditions, as well as on our cash balances and liquidity, we may seek to acquire our indebtedness for cash or other consideration through open market purchases, privately negotiated transactions, redemption or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in our debt agreement).
Our ability to fund our operations, pay our debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our restricted cash balances, our cash flows from operations, and the financing sources discussed herein will be sufficient to meet our normal operating requirements during the next 12 months and to fund capital expenditures.
We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation.
CERP Financing, Debt Covenant Compliance and Restrictions
CMBS Financing - refinanced as part of CERP Financing
In connection with the Acquisition, eight of our properties (the “CMBS properties”) and their related assets were spun out of CEOC to Caesars Entertainment. As of the Acquisition date, the CMBS properties were Harrah's Las Vegas, Rio, Flamingo Las Vegas, Harrah's Atlantic City, Showboat Atlantic City, Harrah's Lake Tahoe, Harveys Lake Tahoe and Bill's Lake Tahoe. The CMBS properties borrowed $6,500.0 million of CMBS financing (the “CMBS Financing”). The CMBS Financing was secured by the assets of the CMBS properties and certain aspects of the financing were guaranteed by Caesars Entertainment. On May 22, 2008, Paris Las Vegas and Harrah's Laughlin and their related operating assets were spun out of CEOC to Caesars Entertainment and became property secured under the CMBS mortgage loan and/or related mezzanine loans (“CMBS Loans”), and Harrah's Lake Tahoe, Harveys Lake Tahoe, Bill's Lake Tahoe and Showboat Atlantic City were transferred to CEOC from Caesars Entertainment as contemplated under the debt agreements effective pursuant to the Acquisition. The CMBS Financing was refinanced in October 2013 as described below.
The CMBS Financing obligated us to use 100% of excess cash flow to make ongoing mandatory offers on a quarterly basis to repurchase CMBS Loans at discounted prices from the debtholders. To the extent such offers were not accepted, a certain portion of the excess cash flow was allowed to be distributed to Caesars. From time to time, we also acquired our indebtedness through open market purchases. If such purchases were made at a discount to the face value of such notes, it resulted in a gain on early extinguishment of debt. Open market purchase activity was as follows:

	Year Ended December 31,
(In millions)	2013	2012	2011
Face value of debt repurchased	$274.8	$367.3	$158.1
Purchase price	219.7	229.3	108.5
Recognized gain on early extinguishment of debt	52.4	135.0	47.5
In February 2013, we paid an extension fee of $23.3 million and exercised the option to extend the maturity of the CMBS Financing to 2014.

Octavius/Linq Financing - refinanced as part of CERP Financing
On April 25, 2011, the Company, together with certain subsidiaries of CEOC comprised of Caesars Octavius, LLC; Caesars Linq, LLC; and Octavius Linq Holding Company, LLC (collectively the “Borrowers”) entered into a credit agreement (the “Octavius/Linq Credit Agreement”) pursuant to which the Borrowers incurred financing to complete the development of the Octavius Tower at Caesars Palace Las Vegas and the Linq project (the "Development"). The Octavius/Linq Credit Agreement provides for a $450.0 million senior secured term facility (the “Term Facility”) with a six-year maturity, secured by all material assets of the Borrowers. The proceeds of the Term Facility were funded during the second quarter of 2011 and were classified as restricted cash until drawn to pay for costs incurred in the Development.
In October 2013, the Linq and Octavius Tower were transferred from CEOC to a CERP entity, and amounts outstanding under the Octavius/Linq Credit Agreement were refinanced as part of this CERP Financing transaction as described below.
On October 11, 2013, we formed CERP from the prior CMBS Financing structure assets plus the addition of Linq and Octavius acquired from CEOC, and (i) completed the offering of $1,000.0 million aggregate principal amount of their 8% first-priority senior secured notes due 2020 and $1,150 million aggregate principal amount of their 11% second-priority senior secured notes due 2021 (together with the 8% first-priority senior secured notes due 2020, the "CERP Notes") and (ii) entered into a first lien credit agreement governing their new $2,769.5 million senior secured credit facilities, consisting of senior secured term loans in an aggregate principal amount of $2,500.0 million ("CERP Term Loans") and a senior secured revolving credit facility in an aggregate principal amount of up to $269.5 million. We refer to this new borrowing structure as CERP and the refinancing transaction as "CERP Financing."
The CERP Financing includes negative covenants, subject to certain exceptions, restricting or limiting the ability of CERP and operating companies under the CERP Financing to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates; and (viii) designate their subsidiaries as unrestricted subsidiaries.
The CERP Financing also includes affirmative covenants that require the CERP properties to, among other things: (i) maintain its legal existence; (ii) maintain required insurance coverage; (iii) pay all taxes when due; (iv) furnish required financial statements and compliance certificates to the lenders; (v) furnish required written notices to the lenders; (vi) comply with all laws and regulations from applicable governmental authorities (including environmental laws); (vii) maintain all records and allow access to lenders upon request; (viii) use the proceeds in the manner set forth in the credit agreement; and (ix) maintain required debt ratings.
In addition, the CERP Term Loans require CERP to maintain a senior secured leverage ratio of no more than 8.00 to 1.00, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CERP Adjusted EBITDA"). This ratio also reduces the amount of first lien senior secured net debt by the amount of unrestricted cash on hand. CERP is not required to calculate its senior secured leverage ratio until the first quarter of 2014.
Derivative Instruments
As part of the extension disclosed above, we entered into a new interest rate cap agreement. The interest rate cap agreement is for a notional amount of $4,664.1 million at a LIBOR cap rate of 4.5% and is effective from February 13, 2013 and terminates February 13, 2015. We did not designate the interest rate cap as a cash flow hedge and, as a result, any changes in fair value of the interest rate cap are recognized in interest expense during the period in which the changes in value occur.
Related-Party Transactions
We participate with CEOC and other Caesars' subsidiaries in marketing, purchasing, insurance, employee benefit, and other programs that are defined, negotiated and managed by CEOC on a consolidated basis. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis. For a more complete description of the nature and extent of these transactions, see Note 18, "Related-Party Transactions."

Other Obligations and Commitments
The table below summarizes CERP's contractual obligations and other commitments through their respective maturity or ending dates as of December 31, 2013.

Contractual Obligations (a)	Payments due by Period
(in millions)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Debt, face value	$4,671.3	$32.3	$63.9	$50.1	4,525.0
Capital lease obligations	5.4	3.6	1.8	—	—
Estimated interest payments (b)	2,778.8	381.4	766.0	757.6	873.8
Operating lease obligations	0.1	0.1	—	—
Purchase order obligations	21.0	21.0	—	—	—
Construction commitments	53.1	53.1	—	—	—
Entertainment obligations (c)	21.3	10.2	8.4	2.7	—
Other contractual obligations	19.3	4.5	9.2	1.1	4.5
	$7,570.3	$506.2	$849.3	$811.5	$5,403.3
____________________

(a)
In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits that, based on uncertainties associated with the items, we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities.

(b)
Estimated interest for variable-rate debt included in this table is based on rates as of December 31, 2013. Estimated interest includes the estimated impact of our interest rate cap agreement and interest related to capital leases.

(c)	Entertainment obligations represent obligations to pay performers that have contracts for future performances at one or more of our properties.

Critical Accounting Policies and Estimates
We prepare our financial statements in conformity with accounting principles generally accepted in the United States ("GAAP"). Certain of our accounting policies, including the estimated lives assigned to our assets, asset impairment, Total Rewards point liability, the determination of bad debt, and the calculation of our income tax liabilities, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our judgments are based on our historical experience, terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Actual results may differ from our estimates. For a summary of our significant accounting policies, please refer to the notes to our audited combined financial statements included elsewhere in Item 8 of this report.
We consider accounting estimates to be critical accounting policies when:

•	the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and

•	different estimates or changes to estimates could have a material impact on the reported financial position, changes in financial position, or results of operations.
When more than one accounting principle, or method of its application, is generally accepted, we select the principle or method that we consider to be the most appropriate when given the specific circumstances. Application of these accounting principles requires us to make estimates about the future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation, and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing our financial statements, we have made our best estimates and judgments of the amounts and disclosures included in the financial statements, giving regard to materiality.
Long-Lived Assets
We have significant capital invested in our long-lived assets and judgments are made in determining the estimated useful lives of assets, salvage values to be assigned to assets, and if or when an asset has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset. We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property.
Goodwill and Other Non-Amortizing Intangible Assets
The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.
We have historically performed our annual goodwill impairment assessment as of September 30 of each year. In 2013, we changed the annual impairment testing date from September 30 to October 1. We believe this change, which represents a change in the method of applying an accounting principle, is preferable in the circumstances as it provides additional time for us to quantify the fair value of our operating divisions and meet reporting requirements. The change in the annual goodwill impairment testing date is not intended to nor does it delay, accelerate, or avoid an impairment charge. We determined that it was impracticable to objectively determine projected cash flows and related valuation estimates that would have been used as of each September 30 for periods prior to October 1, 2013 without the use of hindsight. As such, we have prospectively applied the change in the annual impairment testing date from October 1, 2013. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of each reporting unit based on a combination of EBITDA, valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.

We have historically performed an annual impairment assessment of other non-amortizing intangible assets as of September 30. We have also historically performed an assessment more frequently if impairment indicators exist. In 2013, we performed this September 30 assessment and subsequently changed our testing date to October 1. We did not change our methodology with the change in our testing date. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the "Relief From Royalty Method" and "Excess Earnings Method" under the income approach.
The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future revenues and EBITDA, valuation multiples, and discount rates to determine their estimated fair value. Our future revenues and EBITDA assumptions are determined based upon 2013 actual results giving effect to expected changes in operating results in future years. Our valuation multiples and discount rates are based upon market participant assumptions using a defined gaming peer group. Changes in these assumptions can materially affect these estimates. Thus, to the extent the gaming volumes deteriorate further in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have additional impairments to record in the next twelve months, and such impairments could be material. This is especially true for any of our properties where goodwill and other non-amortizing intangible assets have been partially impaired as a result of a recent impairment analysis, and for our Las Vegas properties, which comprise a significant portion of our remaining goodwill balance. Charges related to goodwill and intangible assets other than goodwill are recognized in impairment of intangible and tangible assets in the Combined Statements of Comprehensive Income/(Loss).
Total Rewards Point Liability Program
Our customer loyalty program, Total Rewards, offers incentives to customers who gamble at a significant majority of our casinos throughout the United States. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, we accrue the estimated cost of fulfilling the redemption of reward credits, after consideration of estimated forfeitures (referred to as “breakage”), as they are earned. The estimated value of reward credits is expensed as the reward credits are earned by customers and is included in direct casino expense in our Combined Statements of Comprehensive Income/(Loss). To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates, and the mix of goods and services for which reward credits will be redeemed. We use historical data to assist in the determination of estimated accruals.
Amounts associated with the Company's participation in the program are included in due to affiliates, net in our combined balance sheets and this liability is settled with Caesars on a monthly basis. The Company's associated cost to provide reward credits is included in casino expense in the Combined Statements of Comprehensive Income/(Loss). The accrued balance for the estimated cost of Total Rewards credit redemptions attributable to the Company was $9.6 million and $11.3 million as of December 31, 2013 and 2012, respectively.
Allowance for Doubtful Accounts - Gaming
Marker play represents a significant portion of our overall table games volume. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts are similar to those used by most large corporations when dealing with overdue customer accounts, including the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States' assets of foreign customers may be reached to satisfy judgments entered in the United States. We consider the likelihood and difficulty of enforceability, among other factors, when we issue credit to customers who are not residents of the United States.
We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company's receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts.

Income Taxes
We are included in the consolidated federal tax return of Caesars, but file a separate New Jersey tax return for the Harrah's Atlantic City entity. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the "more likely than not" realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on certain state net operating losses ("NOLs"), and other state and deferred tax assets. NOLs and other federal and state deferred tax assets were not deemed realizable based upon near term estimates of future taxable income.
We report unrecognized tax benefits within accrued expenses and deferred credits and other in our Combined Balance Sheets, separate from any related income tax payable, which is also reported within accrued expenses, or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.
We are under regular and recurring audit by the Internal Revenue Service and various state taxing authorities on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.
Recently Issued and Proposed Accounting Standards
For discussions of the adoption and potential impacts of recently issued accounting standards, refer to Note 3, “Recently Issued Accounting Pronouncements.”

Reconciliation of Non-GAAP Financial Measures
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following table reconciles net income to Property EBITDA:

	Year Ended December 31,
(In millions)	2013	2012	2011
Net income/(loss)	$(638.2)	$43.4	$9.2
Income tax (benefit)/provision	(383.5)	21.9	4.3
Income /(loss) before income taxes	(1,021.7)	65.3	13.5
Other income, including interest income	(0.1)	(1.0)	(1.3)
Gains on early extinguishment of debt	(15.3)	(135.0)	(47.5)
Interest expense	245.9	231.8	218.6
Income/(loss) from operations	(791.2)	161.1	183.3
Depreciation and amortization	156.9	192.8	162.7
Amortization of intangible assets	59.1	59.0	59.6
Impairment of intangible and tangible assets	1,045.9	3.0	—
Write-downs, reserves, and project opening costs, net of recoveries	15.4	21.5	7.2
Acquisition and integration costs	—	—	0.2
(Income)/loss on interests in non-consolidated affiliates	(3.2)	(1.4)	1.0
Corporate expense	47.3	80.3	85.0
Property EBITDA	$530.2	$516.3	$499.0

ITEM 7A.	Quantitative and Qualitative Disclosure About Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by using interest rate caps to mitigate interest rate risk associated with our variable rate debt instruments.
As of December 31, 2013, we had $4,676.7 million face value of debt, including capital lease obligations. Certain borrowings under our Senior Secured Credit Facilities bear interest at variable rates. At December 31, 2013, the USD three month LIBOR rate on our variable rate debt was 0.24%. As a result of the 1.0% LIBOR floor on our variable rate debt, assuming projected principal payments for our variable rate debt for the next twelve months, a hypothetical 1% increase in interest rates would increase interest expense for the next twelve months by approximately $6.1 million. A hypothetical reduction of this rate to 0% would not decrease interest expense for the next twelve months due to the 1.0% LIBOR floor. Assuming projected principal payments for our variable rate debt for the next twelve months, a hypothetical 1.0% increase in interest rates above the 1.0% LIBOR floor would increase interest expense for the next twelve months by $24.9 million.
We do not purchase or hold any derivative financial instruments for trading purposes. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of and Stockholders of
Caesars Entertainment Resort Properties
Las Vegas, Nevada

We have audited the accompanying combined financial statements of Paris Las Vegas Holding, LLC, Harrah’s Las Vegas, LLC, Flamingo Las Vegas Holding, LLC, Rio Properties, LLC, Harrah’s Laughlin, LLC, Harrah’s Atlantic City Holding, Inc., and Octavius/Linq Intermediate Holding Company, LLC (collectively, the “Caesars Entertainment Resort Properties”), all of which are under common ownership and common management, which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of comprehensive income/(loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the combined financial statements.
Management’s Responsibility for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Caesars Entertainment Resort Properties’ preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Caesars Entertainment Resort Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Caesars Entertainment Resort Properties as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
April 15, 2014

ITEM 8.	Financial Statements and Supplementary Data

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED BALANCE SHEETS
(In millions)

	As of December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$181.5	$139.8
Restricted cash	—	38.7
Receivables, net of allowance for doubtful accounts of $19.9 and $33.0	60.4	69.7
Deferred income taxes	—	10.1
Prepayments and other current assets	27.1	32.0
Inventories	13.7	13.3
Total current assets	282.7	303.6
Property and equipment, net	4,932.4	5,893.2
Goodwill	1,690.6	1,690.6
Intangible assets other than goodwill	391.6	481.7
Restricted cash	—	184.0
Deferred charges and other	75.2	101.5
	$7,372.5	$8,654.6
Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$71.0	$98.5
Accrued expense and other liabilities	124.5	132.5
Interest payable	85.8	14.1
Deferred income taxes	53.5	—
Current portion of long-term debt	35.9	3.6
Due to affiliates, net	37.5	34.4
Total current liabilities	408.2	283.1
Long-term debt	4,575.0	5,112.0
Deferred credits and other	26.1	24.0
Deferred income taxes	1,210.2	1,638.0
	6,219.5	7,057.1
Commitments and contingencies (Note 15)
Net parent investment	1,153.0	1,600.0
Accumulated other comprehensive loss	—	(2.5)
Total stockholder's equity	1,153.0	1,597.5
	$7,372.5	$8,654.6

See accompanying Notes to Combined Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(In millions)

	Year Ended December 31,
	2013	2012	2011
Revenues
Casino	$1,128.6	$1,192.7	$1,229.0
Food and beverage	497.9	505.5	501.2
Rooms	460.1	446.0	453.4
Other	231.6	210.2	200.2
Less: casino promotional allowances	(339.4)	(351.5)	(363.0)
Net revenues	1,978.8	2,002.9	2,020.8
Operating expenses
Direct
Casino	574.6	623.0	638.0
Food and beverage	239.0	248.2	243.6
Rooms	126.2	121.1	115.8
Property, general, administrative, and other	508.8	494.3	524.4
Depreciation and amortization	156.9	192.8	162.7
Write-downs, reserves, and project opening costs, net of recoveries	15.4	21.5	7.2
Impairment of intangible and tangible assets	1,045.9	3.0	—
(Income)/loss on interests in non-consolidated affiliates	(3.2)	(1.4)	1.0
Corporate expense	47.3	80.3	85.0
Acquisition and integration costs	—	—	0.2
Amortization of intangible assets	59.1	59.0	59.6
Total operating expenses	2,770.0	1,841.8	1,837.5
Income/(loss) from operations	(791.2)	161.1	183.3
Interest expense	(245.9)	(231.8)	(218.6)
Gain on early extinguishment of debt	15.3	135.0	47.5
Other income, including interest income	0.1	1.0	1.3
Income/(loss) before income taxes	(1,021.7)	65.3	13.5
Income tax benefit/(provision)	383.5	(21.9)	(4.3)
Net income/(loss)	(638.2)	43.4	9.2
Other comprehensive income, net of income taxes:
Loss on derivatives	—	—	(3.6)
Reclassification of losses on derivative instruments from accumulated other comprehensive loss to interest expense, net of income taxes	2.5	18.1	18.6
Total other comprehensive income, net of income taxes	2.5	18.1	15.0
Total comprehensive income/(loss)	$(635.7)	$61.5	$24.2

See accompanying Notes to Combined Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
(In millions)

	Net Parent Investment	Other Comprehensive Income/(Loss)	Total Stockholders' Equity
Balance as of January 1, 2011	$1,068.7	$(35.6)	$1,033.1
Net income	9.2	—	9.2
Net asset contributions for Linq and Octavius	450.9	—	450.9
Transactions with parent and affiliate, net	(109.8)	—	(109.8)
Cash received from Caesars for financing transactions	108.5	—	108.5
Cumulative effect of adoption of new accounting standards update for accruals for casino jackpot liabilities, net of tax	2.1	—	2.1
Other comprehensive income, net of taxes of $8.5	—	15.0	15.0
Balance as of December 31, 2011	1,529.6	(20.6)	1,509.0
Net income	43.4	—	43.4
Transactions with parent and affiliate, net	(202.3)	—	(202.3)
Cash received from Caesars for financing transactions	229.3	—	229.3
Other comprehensive income, net of taxes of $10.3	—	18.1	18.1
Balance as of December 31, 2012	1,600.0	(2.5)	1,597.5
Net loss	(638.2)	—	(638.2)
Transactions with parent and affiliates, net	(311.2)	—	(311.2)
Cash received from Caesars for financing transactions	502.4	—	502.4
Other comprehensive income, net of taxes of $1.5	—	2.5	2.5
Balance as of December 31, 2013	$1,153.0	$—	$1,153.0

See accompanying Notes to Combined Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income/(loss)	$(638.2)	$43.4	$9.2
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	216.0	251.8	222.3
Amortization of deferred finance costs and debt discount	23.1	17.0	17.1
Amortization of accumulated other comprehensive income	4.0	28.4	27.1
Transfers to parent and affiliates, net	(263.8)	(198.9)	(105.6)
Gain on early extinguishment of debt	(15.3)	(135.0)	(47.5)
Non-cash write-downs, reserves, project opening costs, net of recoveries	7.2	1.2	1.2
Impairment of intangible and tangible assets	1,045.9	3.0	—
Other non-cash items	(2.3)	(0.1)	1.0
Deferred income taxes	(365.6)	(23.8)	(9.6)
Change in deferred charges and other	(21.4)	0.3	4.2
Change in deferred credits and other	2.1	(8.6)	(0.7)
Change in current assets and liabilities:
Receivables	13.8	9.1	(10.4)
Prepayments and other current assets	4.9	(1.9)	2.9
Inventories	(0.4)	(2.8)	1.2
Accounts payable	0.6	8.6	1.1
Interest payable	71.7	(0.7)	6.8
Accrued expenses	(15.2)	(22.8)	22.4
Due to affiliates, net	2.2	2.7	14.1
Other	(1.3)	—	—
Cash flows from operating activities	68.0	(29.1)	156.8
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(240.9)	(246.7)	(126.7)
Change in restricted cash	222.7	267.1	(441.4)
CRDA investment obligation deposits, net	—	(4.4)	(4.4)
Other	—	2.5	—
Cash flows from investing activities	(18.2)	18.5	(572.5)
Cash flows from financing activities
Debt issuance costs and fees	(73.5)	—	—
Cash paid for early extinguishment of debt	(4,648.9)	(229.3)	(108.5)
Cash paid for loan maturity extension fees	(23.3)	—	—
Proceeds from the issuance of long-term debt	4,238.4	—	445.5
Net contributions from Caesars	502.4	229.3	108.5
Other	(3.2)	(1.1)	—
Cash flows from financing activities	(8.1)	(1.1)	445.5
Net increase/(decrease) in cash and cash equivalents	41.7	(11.7)	29.8
Cash and cash equivalents, beginning of period	139.8	151.5	121.7
Cash and cash equivalents, end of period	$181.5	$139.8	$151.5

See accompanying Notes to Combined Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
COMBINED STATEMENTS OF CASH FLOWS - (Continued)
(In millions)

	Year Ended December 31,
	2013	2012	2011
Supplemental Cash Flow Information
Cash paid for interest	$179.1	$203.5	$188.5
Cash paid/(refunded) for income taxes, net	0.2	(0.7)	(0.7)
Non-cash investing and financing activities:
Change in accrued capital expenditures	(27.5)	36.5	19.9
Change in assets acquired through financing activities and capital leases	—	9.6	—
See accompanying Notes to Combined Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS

In these footnotes, the words "Company," "we," "us," and "our" refer to the Caesars Entertainment Resort Properties on a combined basis, as defined below, unless otherwise stated or the context requires otherwise.
Note 1 — Description of Business and Basis of Presentation
Organization and Description of Business
Casino Resort Properties - Affiliates of Apollo Global Management, LLC and TPG Capital, LP (collectively, the "Sponsors") acquired Caesars Entertainment Corporation ("Caesars") in 2008, herein referred to as the "Acquisition." In conjunction with the Acquisition and subsequent financing transactions, certain properties and their related assets were contributed to Caesars from Caesars Entertainment Operating Company, Inc. ("CEOC"), a wholly owned subsidiary of Caesars. These properties borrowed $6,500 million secured by their assets and certain guarantees from Caesars ("CMBS Financing"). Subsequent to these transactions, in 2008, CEOC contributed Paris Las Vegas and Harrah's Laughlin and their related assets to Caesars, and these properties became security under the CMBS mortgage loan and/or related mezzanine loans ("CMBS Loans").
As of December 31, 2013, the six direct and indirect wholly owned subsidiaries of Caesars that comprised the security for the amounts remaining outstanding under the CMBS Financing were: (1) Harrah's Las Vegas, (2) Rio All-Suites Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin (collectively, the “Casino Resort Properties”).
Octavius Linq Holding Company, LLC - On April 25, 2011, Octavius Linq Holding Company, LLC (“Octavius/Linq HoldCo”), an indirect wholly-owned subsidiary of CEOC, and its two direct wholly-owned subsidiaries, Caesars Octavius LLC (“Caesars Octavius”) and Caesars Linq, LLC (“Caesars Linq”), were formed to pursue the development of the Octavius Tower and the LINQ project, as described below. Caesars Octavius owns Octavius Tower at Caesars Palace Las Vegas, a 23 story premium hotel complex on the Flamingo Avenue side of Caesars Palace Las Vegas, featuring 662 hotel rooms, 60 suites, and six luxury villas. Caesars Octavius leases Octavius Tower to Desert Palace, Inc., commonly known as Caesars Palace, an indirect wholly-owned subsidiary of CEOC. Caesars Linq owns a tract of real property on which Caesars is developing a retail, dining, and entertainment corridor located between The Quad Resort & Casino and the Flamingo Las Vegas on the Las Vegas Strip (the "LINQ project”). Upon completion of the LINQ project, Caesars Linq will lease the gaming space in the LINQ project to 3535 LV Corporation, doing business as the Quad Resort & Casino, (the “Quad”), a wholly owned subsidiary of CEOC. The total lease payments under these two leases are $50.0 million annually. See Note 18, "Related-Party Transactions," for additional information. Collectively, Octavius Tower and the LINQ project are referred to as the “Octavius/Linq Development.”
On April 25, 2011, Octavius/Linq HoldCo, Caesars Octavius and Caesars Linq (the “Octavius/Linq Borrowers”) entered into a credit agreement (the “Octavius/Linq Credit Agreement”) pursuant to which the Octavius/Linq Borrowers incurred financing to complete the Octavius/Linq Development. The Octavius/Linq Credit Agreement provided for a $450.0 million senior secured term facility (the “Octavius/Linq Term Facility”) with a six-year maturity, which was secured by all material assets of the Octavius/Linq Borrowers. See Note 7, "Debt," for additional information.
In connection with the Octavius/Linq Development, CEOC contributed the existing Octavius Tower at Caesars Palace Las Vegas and related assets to Caesars Octavius, the book value of which was $310.2 million. In August 2011, CEOC completed the contribution of the existing O’Sheas casino (adjacent to the Flamingo Las Vegas) and related real property and other assets comprising the components of the LINQ project to Caesars Linq, the book value of which was $367.7 million. Preceding the completion of the contribution, certain of this real property were assets of Flamingo Las Vegas and Harrah’s Las Vegas in the amounts of $215.3 million and $11.7 million, respectively.
In conjunction with the closing of the CERP Financing, as defined below, Octavius/Linq HoldCo formed an intermediate holding company, Octavius/Linq Intermediate Holding, LLC, for the purposes of owning its existing subsidiaries. In addition, Caesars contributed all of the membership interests of Octavius/Linq Intermediate Holding, LLC to Rio Properties, LLC, a Casino Resort Property (the “Octavius/Linq Transfer”). Following the Octavius/Linq Transfer, Rio Properties, LLC, owned Octavius/Linq Intermediate Holding, LLC and its subsidiaries, which are subsidiary guarantors under the CERP Financing.
Casino Entertainment Resort Properties - The Casino Resort Properties together with Octavius/Linq HoldCo and their subsidiaries are referred to as the "Caesars Entertainment Resort Properties" or "CERP." The financial statements of CERP are presented herein on a combined basis for the years ended December 31, 2013, 2012 and 2011.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

Employees Under Collective Bargaining Agreements
As December 31, 2013, we had approximately 18,000 employees throughout our properties, approximately 55% of whom were represented by unions. The collective bargaining agreements in Atlantic City, covering most of our unionized workforce there, expire in 2014. Caesars reached new agreements in January 2014 and February 2014 covering most of our employees in Las Vegas.
Basis of Presentation and Combination
The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The bases of the assets and liabilities have not been adjusted in giving effect to the combined presentation as each of the CERP entities are either direct or indirect wholly owned subsidiaries of, and thus under common control of, Caesars. The combined financial statements include the financial position, results of operations and cash flows of each of the CERP entities as if those businesses were combined into a single reporting entity for all periods presented. There are no material intercompany transactions between or among the entities that comprise these combined financial statements.
The Company's transactions with Caesars and CEOC have been identified in the combined financial statements as transactions between related parties (See Note 18, "Related-Party Transactions"). The accompanying combined financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Due to the inherent uncertainties in making these estimates, actual amounts could differ.
Principles of Combination and Consolidation
Our combined financial statements include the accounts of the Company and its subsidiaries. We consolidate into our financial statements the accounts of all wholly owned subsidiaries and partially-owned subsidiaries that we have the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are generally accounted for using the cost method.
We also consolidate into our financial statements the accounts of any variable interest entity for which we are determined to be the primary beneficiary. Up through and including December 31, 2013, we did not have any variable interest entities.
Note 2 — Summary of Significant Accounting Policies
Cash and Cash Equivalents
Cash equivalents are highly liquid investments with original maturities of three months or less from the date of purchase and are stated at the lower of cost or market value.
Restricted Cash
As of December 31, 2013, the Company had no restricted cash. As of December 31, 2012, the Company had $222.7 million in restricted cash, which is comprised of current and non-current portions based upon the intended use of each particular reserve. Our restricted cash as of December 31, 2012, consisted of cash reserved under the CMBS Loan agreements for (a) development projects and (b) certain expenditures incurred in the normal course of business, such as interest services, real estate taxes, and capital improvements. The current portion is primarily comprised of amounts related to interest payments on outstanding debt, and the non-current portion primarily represents funds reserved for ongoing development projects.
Receivables
We issue credit to approved casino customers following background checks and investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectibility of these receivables.
Accounts receivable are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. We reserve an estimated amount for gaming receivables that may not be collected to reduce receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Casino Reinvestment Development Authority ("CRDA") Investment Obligations
The New Jersey Casino Control Act provides, among other things, for an assessment of licenses equal to 1.25% of gross gaming revenues in lieu of an investment alternative tax equal to 2.5% of gross gaming revenues. The Company may satisfy this investment obligation by investing in qualified eligible direct investments, by making qualified contributions, or by depositing funds with the CRDA. Funds deposited with the CRDA may be used to purchase bonds designated by the CRDA or, under certain circumstances, may be donated to the CRDA in exchange for credits against future CRDA investment obligations. We record an allowance for funds deposited to reduce the deposits to their expected eventual realizable value.
Long-Lived Assets
We have significant capital invested in our long-lived assets, and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.
We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. We typically estimate the fair value of assets starting with a "Replacement Cost New" approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the combined financial statements.
Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal. Interest expense is capitalized on internally constructed assets at the applicable weighted-average borrowing rates of interest. Capitalization of interest ceases when the project is substantially complete or construction activity is suspended for more than a brief period of time. Interest capitalized was $36.3 million and $16.4 million for the years ended December 31, 2013 and 2012, respectively.
Useful Lives

Land improvements	12 years
Buildings and improvements	5 to 40 years
Furniture, fixtures, and equipment	2 1/2 to 20 years
Goodwill and Other Non-Amortizing Intangible Assets
The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.
We have historically performed our annual goodwill impairment assessment as of September 30, and finalized the assessment in the following quarter in some years. In 2013, we performed this September 30 assessment and subsequently changed our testing date to October 1. We believe this change was preferable because it will allow us to take advantage of the additional time and resources available to perform the test. This change was not applied retrospectively as it is impracticable to do so because retrospective application would have required the application of significant estimates and assumptions without the use of hindsight. We did not change our methodology with the change in our testing date. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization ("EBITDA"), valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

We have historically performed an annual impairment assessment of other non-amortizing intangible assets as of September 30. We have also historically performed an assessment more frequently if impairment indicators exist. In 2013, we performed this September 30 assessment and subsequently changed our testing date to October 1. We did not change our methodology with the change in our testing date. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the "Relief From Royalty Method" and "Excess Earnings Method" under the income approach.
The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate further in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have additional impairments to record in the future and such impairments could be material.
Debt Discounts or Premiums and Debt Issue Costs
Debt discounts or premiums and debt issue costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts or premiums are written off and included in our gain or loss calculations to the extent we retire debt prior to its original maturity date. Unamortized debt issue costs are included in deferred charges and other in our Combined Balance Sheets.
Derivative Instruments
Derivative instruments are recognized in the financial statements at fair value. Any changes in fair value are recorded in the Combined Statements of Comprehensive Income/(Loss) because we do not designate any derivative instruments as accounting hedges. The estimated fair values of the derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts that we would receive or pay to terminate the contracts.
Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of the counterparties, which are limited to major banks and financial institutions. The fair values of our derivative instruments are adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability.
Total Rewards Point Liability Program
Caesars' customer loyalty program, Total Rewards, offers incentives to customers who gamble at Caesars casinos throughout the United States. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, Caesars accrues the estimated cost of fulfilling the redemption of reward credits, after consideration of estimated forfeitures (referred to as “breakage”), as they are earned. The estimated value of reward credits is expensed by CERP as the reward credits are earned by customers. To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates, and the mix of goods and services for which reward credits will be redeemed. Caesars uses historical data to assist in the determination of estimated accruals.
Amounts associated with the Company's participation in the program are included in due to affiliates, net in our combined balance sheets and this liability is settled with Caesars on a monthly basis. The Company's associated cost to provide reward credits is included in casino expense in the Combined Statements of Comprehensive Income/(Loss). The accrued balance for the estimated cost of Total Rewards credit redemptions attributable to the Company was $9.6 million and $11.3 million as of December 31, 2013 and 2012, respectively.
Revenue Recognition
Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers' possession. Food and beverage, rooms, and other operating revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer. We do not recognize as revenue taxes collected on goods or services sold to its customers.
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. See Note 10, "Casino Promotional Allowances."

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Advertising
The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $8.6 million, $18.6 million and $20.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Income Taxes
We are included in the consolidated federal tax return of Caesars, but file a separate New Jersey tax return for the Harrah's Atlantic City entity. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryovers. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods, our experience with operating loss and tax credit carryforwards expiring unused and tax planning alternatives.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
For the tax years ended December 31, 2013, 2012 and 2011, the properties within this Company were included in the consolidated federal tax return of Caesars, but filed a separate New Jersey tax return for the Harrah's Atlantic City entity.
The Company classifies reserves for tax uncertainties within accrued expenses and deferred credits and other in the accompanying combined balance sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any uncertain tax position, as well as potential interest or penalties associated with those items.
Note 3 — Recently Issued Accounting Pronouncements
In February 2013, the FASB issued new guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The new guidance is effective for us January 1, 2014. We do not expect this new guidance to have a material impact on our combined financial position, results of operations, and cash flows.
Note 4 — Property and Equipment, Net

	As of December 31,
(In millions)	2013	2012
Land and land improvements	$2,463.7	$2,851.0
Buildings and improvements	2,169.5	2,969.4
Furniture, fixtures, and equipment	521.8	604.9
Construction in progress	454.8	268.0
	5,609.8	6,693.3
Less: accumulated depreciation	(677.4)	(800.1)
	$4,932.4	$5,893.2
Depreciation Expense

	Year Ended December 31,
(In millions)	2013	2012	2011
Depreciation expense	$156.1	$188.6	$157.8

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Tangible asset impairments
We review the carrying value of our long-lived assets for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. Over time, we have experienced deteriorating gaming volumes at properties primarily in Atlantic City and, as a result, the Company continues to evaluate its options regarding its participation in those markets. We also test properties or asset groups for impairment when those assets are more likely than not to be disposed of by sale or other means or when we identify evidence of deteriorating market values of assets in a region.
During the fourth quarter 2013, casino property sales occurred in the Atlantic City market. The pricing of the transactions indicated a substantial decline in market price had occurred for casinos in Atlantic City. As a result of this triggering event, the Company determined it was necessary to perform a recoverability test of the carrying amount of Harrah's Atlantic City. We determined the carrying values of Harrah's Atlantic City was not recoverable. Therefore, we performed a fair value assessment of the property.
Total tangible asset impairment charges of $1,014.9 million were recorded in the Atlantic City market in 2013 as a result of this assessment and a prior quarter impairment.
Note 5 — Goodwill and Other Intangible Assets
Changes in Carrying Value of Goodwill

(In millions)	Gross Goodwill		Accumulated Impairment		Net Carrying Value
	2013	2012	2013	2012	2013	2012
Balance at January1	$3,894.1	$3,894.1	$(2,203.5)	$(2,203.5)	$1,690.6	$1,690.6
Balance at December 31	$3,894.1	$3,894.1	$(2,203.5)	$(2,203.5)	$1,690.6	$1,690.6

There was no change to the carrying value of goodwill during the year ended December 31, 2013.
Changes in Carrying Value of Intangible Assets Other Than Goodwill

	Amortizing		Non-Amortizing		Total
(In millions)	2013	2012	2013	2012	2013	2012
Balance at January 1	$439.4	$498.4	$42.3	$45.3	$481.7	$543.7
Impairments	(25.5)	—	(5.5)	(3.0)	(31.0)	(3.0)
Amortization expense	(59.1)	(59.0)	—	—	(59.1)	(59.0)
Balance at December 31	$354.8	$439.4	$36.8	$42.3	$391.6	$481.7
Our annual assessment of non-amortizing intangible assets resulted in impairment charges of $31.0 million in 2013 related to trademarks and customer lists and $3.0 million in 2012 related to trademarks. These impairment charges were the result of a combination of an increase in our discount rate and reduced projected revenues within the Company's long-term operating plan as a result of economic conditions and were determined using the relief-from-royalties valuation method.
Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	December 31, 2013				December 31, 2012
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Customer relationships	6.8	$681.5	$(326.7)	$354.8	7.8	$731.9	$(292.5)	$439.4
Non-amortizing intangible assets
Trademarks				36.8				42.3
Total intangible assets other than goodwill				$391.6				$481.7
The aggregate amortization expense for those intangible assets that continue to be amortized is reflected in amortization of intangible assets in the combined statements of comprehensive income/(loss) and was $59.1 million, $59.0 million and $59.6

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

million for the years ended December 31, 2013, 2012 and 2011, respectively. Estimated annual amortization expense for each of the five years from 2014 through 2018 is $54.3 million for 2014 through 2017 and $47.5 million for 2018.
Note 6 — Detail of Accrued Expenses

	As of December 31,
(In millions)	2013	2012
Payroll and other compensation	$38.2	$45.4
Advance deposits	32.0	28.1
Accrued taxes	12.7	14.6
Chip and token liability	9.3	9.1
Insurance claims and reserves	8.3	5.7
Progressive liability	3.0	3.3
Other accruals	21.0	26.3
Total accrued expenses	$124.5	$132.5
Note 7 — Debt

	Final Maturity	Rate	Face Value	Book Value	Book Value
(Dollars in millions)		December 31, 2013			December 31, 2012
Secured Debt
CERP Senior Secured Loan	2020	7.00%	$2,500.0	$2,449.7	$—
CERP First Lien Notes	2020	8.00%	1,000.0	993.7	—
CERP Second Lien Notes	2021	11.00%	1,150.0	1,140.8	—
CMBS Financing		—	—	—	4,660.5
Octavius/LINQ Senior Secured Loan		—	—	—	446.5
Capitalized Lease Obligations	to 2017	various	5.4	5.4	8.6
Other Unsecured Borrowings
Other	2016	0.00% - 6.00%	21.3	21.3	—
Total debt			4,676.7	4,610.9	5,115.6
Current portion of long-term debt			(35.9)	(35.9)	(3.6)
Long-term debt			$4,640.8	$4,575.0	$5,112.0
Annual Maturities of Long-Term Debt

(In millions)	2014	2015	2016	2017	2018	Thereafter	Total
Annual maturities	$35.9	$33.9	$31.8	$25.0	$25.1	$4,525.0	$4,676.7
As of December 31, 2013 and 2012, book values are presented net of unamortized discounts of $65.8 million and $7.1 million, respectively. As of December 31, 2013 and 2012, the fair value of our debt was $4,733.7 million and $4,337.1 million, respectively. The fair value of debt has been calculated based on the borrowing rates available as of December 31, 2013, for debt with similar terms and maturities, and based on market quotes of our publicly traded debt. The fair value of our debt is classified within level 2 in the fair value hierarchy.
The current portion of long-term debt includes required principal payments of $25.0 million of CERP senior secured loan and interim principal payments on other unsecured borrowings and capitalized lease obligations.
CMBS Financing
In connection with the Acquisition in 2008, eight of our properties (the “CMBS properties”) and their related assets were spun out of CEOC to Caesars. As of the Acquisition date, the CMBS properties were Harrah's Las Vegas, Rio, Flamingo Las Vegas, Harrah's Atlantic City, Showboat Atlantic City, Harrah's Lake Tahoe, Harveys Lake Tahoe, and Bill's Lake Tahoe. The CMBS

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

properties borrowed $6,500.0 million of CMBS financing (the “CMBS Financing”). The CMBS Financing was secured by the assets of the CMBS properties and certain aspects of the financing were guaranteed by Caesars. On May 22, 2008, Paris Las Vegas and Harrah's Laughlin and their related operating assets were spun out of CEOC to Caesars and became property secured under the CMBS mortgage loan and/or related mezzanine loans (“CMBS Loans”), and Harrah's Lake Tahoe, Harveys Lake Tahoe, Bill's Lake Tahoe, and Showboat Atlantic City were transferred to CEOC from Caesars as contemplated under the debt agreements effective pursuant to the Acquisition. The CMBS Financing was refinanced in October 2013 as described below.
In February 2013, we paid an extension fee of $23.3 million and exercised the option to extend the maturity of the CMBS Financing to 2014. As part of the extension, we entered into a new interest rate cap agreement. See Note 8, "Derivative Instruments."
During 2013, we purchased $274.8 million of face value of CMBS debt for $219.7 million, recognizing a pre-tax gain on early extinguishment of debt of $52.4 million, net of discounts and deferred finance charges. During 2012, we purchased $367.3 million of aggregate face value of CMBS Financing for $229.3 million, recognizing a pre-tax gain on early extinguishment of debt of $135.0 million, net of deferred finance charges.
Octavius/Linq Financing
On April 25, 2011, Octavius/Linq HoldCo, Caesars Octavius and Caesars Linq (the “Octavius/Linq Borrowers”) entered into a credit agreement (the “Octavius/Linq Credit Agreement”) pursuant to which the Octavius/Linq Borrowers incurred financing to complete the Octavius/Linq Development. The Octavius/Linq Credit Agreement provided for a $450.0 million senior secured term facility (the “Octavius/Linq Term Facility”) with a six-year maturity, which was secured by all material assets of the Octavius/Linq Borrowers. The proceeds of the Term Facility were funded during the second quarter of 2011 and were classified as restricted cash until drawn to pay for costs incurred in the Development.
In conjunction with the closing of the CERP Financing, as defined below, Octavius/Linq HoldCo formed an intermediate holding company, Octavius/Linq Intermediate Holding, LLC, for the purposes of owning its existing subsidiaries. In addition, Caesars contributed all of the membership interests of Octavius/Linq Intermediate Holding, LLC to Rio Properties, LLC, a Casino Resort Property (the “Octavius/Linq Transfer”). Following the Octavius/Linq Transfer, Rio Properties, LLC, owned Octavius/Linq Intermediate Holding, LLC and its subsidiaries, which are subsidiary guarantors under the CERP Financing.
CERP Financing
On October 11, 2013, the Company and two newly formed wholly owned subsidiaries of Caesars, Caesars Entertainment Resort Properties, LLC and Caesars Entertainment Resort Properties Finance, Inc., (collectively, with CERP, the "Borrowers") (i) completed the offering of $1,000 million aggregate principal amount of their 8% first-priority senior secured notes due 2020 and $1,150 million aggregate principal amount of their 11% second-priority senior secured notes due 2021 (together with the 8% first-priority senior secured notes due 2020, the "CERP Notes") and (ii) entered into a first lien credit agreement governing their new $2,769.5 million senior secured credit facilities, consisting of senior secured term loans in an aggregate principal amount of $2,500.0 million (the "CERP Term Loans") and a senior secured revolving credit facility in an aggregate principal amount of up to $269.5 million (collectively, the "Senior Secured Credit Facilities"). We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facilities and the CERP notes. We refer to this new borrowing structure as CERP and the refinancing transaction as "CERP Financing".
Borrowings under the CERP Term Loans bear interest at a rate equal to either the alternate base rate or the greater of (i) the then-current LIBOR rate or (ii) 1.0%; in each case plus an applicable margin. As of December 31, 2013, borrowings under the CERP Term Loans bore interest at the minimum base rate of 1.0%, plus 600 basis points. The CERP Term Loans require scheduled quarterly payments of $6.3 million, with the balance due at maturity. Borrowings under the senior secured revolving credit facility would bear interest at a rate equal to either the alternate base rate or the greater of (i) the then-current LIBOR rate or (ii) 1.0%; in each case plus an applicable margin.
On a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unborrowed amounts under the senior secured revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the senior secured revolving credit facility. As of December 31, 2013, the senior secured revolving credit facility bore a commitment fee for unborrowed amounts of 50 basis points. There were no amounts outstanding under the revolving credit facility at December 31, 2013.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The net proceeds from the offering of the CERP Notes and the borrowings under the CERP Term Loans, together with cash, was used to retire 100% of the principal amount of loans under the mortgage and mezzanine loan agreements entered into by certain subsidiaries of the CMBS properties, repay in full all amounts outstanding under the senior secured credit facility entered into by Caesars and Caesars Linq, LLC and Caesars Octavius, LLC, each an indirect subsidiary of Caesars, and to pay related fees and expenses. This resulted in a loss on extinguishment of debt of $37.1 million.
CERP Restrictive Covenants
The CERP Notes includes negative covenants, subject to certain exceptions, restricting or limiting the ability of CERP and operating companies under the CERP Financing to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates; and (viii) designate their subsidiaries as unrestricted subsidiaries.
The CERP Term Loans contain certain customary affirmative covenants. In addition to such affirmative covenants, the agreement also contains negative covenants, subject to certain exceptions, that restrict or limit the ability of CERP to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into certain sale and leaseback transactions; (iv) make certain investments; (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vi) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; and (vii) enter into certain transactions with affiliates. This agreement requires CERP to maintain a senior secured leverage ratio of no more than 8.00 to 1.00, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CERP Adjusted EBITDA"), for a test period. CERP is not required to calculate its senior secured leverage ratio until the first quarter of 2014.
Note 8 — Derivative Instruments
We use interest rate caps to mitigate interest rate risk associated with our variable rate debt instruments. In February 2013, in conjunction with exercising the option to extend the maturity of the CMBS Financing to 2014, we entered into a new interest rate cap agreement. The interest rate cap agreement, which is effective from February 13, 2013 and terminates February 13, 2015, is for a notional amount of $4,664.1 million at a LIBOR cap rate of 4.5%. We did not designate the interest rate cap effective February 13, 2013 as a cash flow hedge and, as a result, any changes in fair value of the interest rate cap are currently recognized in interest expense during the period in which the changes in value occur.
Effect of Derivative Instruments on Net Income (Loss) and Comprehensive Income (Loss)

(In millions)		Year Ended December 31,
Derivatives designated as accounting hedges	Location of Loss Recognized in Net Income/(Loss)	2013	2012	2011
Loss recognized in AOCL (effective portion)	Other comprehensive loss	$—	$—	$3.6
Loss reclassified from AOCL into net income/(loss) (effective portion)	Interest expense	4.0	28.4	27.1
Loss recognized in net income/(loss) (ineffective portion)	Interest expense	—	—	2.9
Effect of Non-designated Derivative Instruments on Net Income/(Loss)

(In millions)		Year Ended December 31,
Derivatives not designated as accounting hedges	Location of (Gain) or Loss Recognized in Net Loss	2013	2012	2011
Total expense for derivatives	Interest expense	$2.9	*	$(1.4)
___________________
* Amount rounds to zero.
The estimated fair values of our derivative instruments are classified as level 2 in the fair value hierarchy as they are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts the Company would receive or pay to terminate the contracts. Derivative instruments are included in deferred charges

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

and other in the accompanying combined balance sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. Our interest rate cap agreement had a fair value and carrying value that rounds to zero as an asset as of December 31, 2013, and no fair value or carrying value as of December 31, 2012.

Note 9 — Accumulated Other Comprehensive Loss
As of December 31, 2013 and 2012, accumulated other comprehensive loss was zero and $2.5 million, respectively, and was previously comprised of net unrealized losses on derivative instruments, net of tax.
Note 10 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances. The estimated cost of providing such casino promotional allowances is included in casino expenses.
Estimated Retail Value of Casino Promotional Allowances

	Year Ended December 31,
(In millions)	2013	2012	2011
Food and Beverage	$170.9	$170.5	$166.5
Rooms	151.6	161.8	171.4
Other	16.9	19.2	25.1
	$339.4	$351.5	$363.0
Estimated Cost of Providing Casino Promotional Allowances

	Year Ended December 31,
(In millions)	2013	2012	2011
Food and Beverage	$106.3	$108.3	$104.6
Rooms	62.7	66.6	69.1
Other	10.4	12.1	16.5
	$179.4	$187.0	$190.2
Note 11 — Write-downs, Reserves, and Project Opening Costs, Net of Recoveries

	Year Ended December 31,
(In millions)	2013	2012	2011
Remediation costs	$12.9	$9.0	$5.9
Divestitures and abandonments	0.8	5.9	0.6
Project opening costs	5.7	5.6	0.2
Other	(4.0)	1.0	0.5
	$15.4	$21.5	$7.2
Write-downs, reserves, and project opening costs, net of recoveries include project opening costs and various pre-tax charges to record contingent liability reserves, costs associated with efficiency projects, project write-offs, demolition costs, and other non-routine transactions, net of recoveries of previously recorded non-routine reserves.
Remediation costs primarily includes costs related to projects at certain of our Las Vegas properties.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Divestitures and abandonments includes losses on divested or abandoned assets, demolition costs and costs associated with various projects that are determined to no longer be viable, and was primarily comprised of demolition costs related to the LINQ project in 2012.
Project opening costs primarily includes costs related to the LINQ project.
Note 12 — Leases
We lease equipment used in our operations and classify those leases as either operating or capital leases, for accounting purposes. Rent expense is associated with operating leases for continuing operations and is charged to expense in the year incurred. Rent expense is included in property, general, administrative, and other expense, and totaled $14.3 million, $23.6 million and $23.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Our future minimum rental commitments under noncancelable operating leases total $0.1 million for the year ended December 31, 2014.
Note 13 — Income Taxes
Components of Income/(Loss) Before Income Taxes

(In millions)	Year Ended December 31,
Income/(Loss) Before Income Taxes	2013	2012	2011
Income/(loss) before income taxes	$(1,021.7)	$65.3	$13.5
Income Tax (Benefit)/Provision

	Year Ended December 31,
(In millions)	2013	2012	2011
Current:
Federal	$61.3	$44.4	$5.4
State	(1.0)	1.1	(0.1)
	60.3	45.5	5.3
Deferred	(443.8)	(23.6)	(1.0)
Income tax (benefit)/provision	$(383.5)	$21.9	$4.3
Allocation of Income Tax (Benefit)/Provision

(In millions)	Year Ended December 31,
	2013	2012	2011
Income tax (benefit)/provision applicable to:
Income/(loss) before taxes	$(383.5)	$21.9	$4.3
Accumulated other comprehensive income/(loss)	1.5	10.3	8.5
Retained earnings	—	—	1.1
The tax provisions of $1.5 million, $10.3 million and $8.5 million allocated to accumulated other comprehensive income/(loss) in 2013, 2012 and 2011, respectively, were related to the reclassification of losses on derivative instruments from accumulated other comprehensive loss to interest expense.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Effective Income Tax Rate Reconciliation

	Year Ended December 31,
	2013	2012	2011
Statutory tax rate	35.0%	35.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	2.7	0.1	(7.2)
Nondeductible expenses	—	0.2	0.6
Federal tax credits	0.1	(1.4)	(6.9)
Reserve for uncertain tax positions	(0.1)	0.6	8.2
Other	(0.2)	(1.0)	2.2
Effective tax rate	37.5%	33.5%	31.9%
Temporary Differences Resulting in Deferred Tax Assets and Liabilities

	As of December 31,
(In millions)	2013	2012
Deferred tax assets:
Compensation programs	$5.0	$4.6
Allowance for doubtful accounts	7.3	12.2
Contingencies	8.0	7.5
CRDA investment obligation	5.7	14.8
Depreciation and other property related items	31.8	—
Other	0.5	2.5
Net operating loss carryovers	0.1	—
	58.4	41.6
Valuation Allowance	(32.8)	—
	25.6	41.6
Deferred tax liabilities:
Depreciation and other property related items	(884.1)	(1,189.0)
Intangibles	(137.3)	(170.6)
Prepaid expenses	(7.1)	(8.4)
Other	—	(0.3)
Debt costs	(260.8)	(301.2)
	(1,289.3)	(1,669.5)
Net deferred tax liability	$(1,263.7)	$(1,627.9)
Deferred Tax Assets and Liabilities Presented in our Combined Balance Sheets

	As of December 31,
(In millions)	2013	2012
Assets:
Deferred income taxes (current)	$—	$10.1
Liabilities:
Deferred income taxes (current)	(53.5)	—
Deferred income taxes (non-current)	(1,210.2)	(1,638.0)
Net deferred tax liability	$(1,263.7)	$(1,627.9)

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing federal and state deferred tax assets. On the basis of this evaluation, as of December 31, 2013, a valuation allowance of $32.8 million has been recorded against the portion of the state deferred tax assets that are not more likely than not to be realized. The amount of the federal and state deferred tax assets considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased.
The Company had a net operating loss carryforward in the state of New Jersey of $1.6 million in 2013. This net operating loss will expire in 2033.
Reconciliation of Unrecognized Tax Benefits

	Years Ended December 31,
(In millions)	2013	2012
Balance at beginning of year	$12.9	$21.5
Additions based on tax positions related to the current year	0.5	0.5
Additions for tax positions of prior years	—	—
Reductions for tax positions for prior years	—	(9.1)
Balance as end of year	$13.4	$12.9
The Company classifies reserves for tax uncertainties within accrued expenses and deferred credits and other in the accompanying combined balance sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740, reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company accrued approximately $1.3 million and $0.7 million during 2013 and 2012, respectively. In total, we have accrued balances of approximately $10.6 million and $9.3 million for the payment of interest and penalties as of December 31, 2013 and 2012, respectively. Included in the balance of unrecognized tax benefits as of December 31, 2013 and 2012 are approximately $6.8 million and $6.8 million, respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate.
The Company believes that it is reasonably possible that the unrecognized tax benefits will decrease by approximately $10.5 million within the next twelve months due to state statute of limitations expirations in 2014. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although the Company believes that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.
The tax years that remain open for examination for the Company's major jurisdictions are 2002 through 2013 for New Jersey due to our execution of New Jersey statute of limitations extensions. The tax years prior to 2010 are no longer subject to examination for U.S tax purposes.
Note 14 — Fair Value Measurements
Items Measured at Fair Value on a Non-recurring Basis

(In millions)	Balance	Level 1	Level 2	Level 3	Total Impairment
Intangible and tangible assets	$174.8	$—	$—	$174.8	$1,015.9
Market and income approaches were used to value the intangible and tangible assets. Inputs included an expected range of market values, probabilities estimated by management that each value could be achieved, expected cash flows, recent comparable transactions, discounted cash flows, discount rate, royalty rate, growth rate, and tax rate. See Note 2, "Summary of Significant Accounting Policies."

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 15 — Litigation, Contractual Commitments, Contingent Liabilities, and Uncertainties
Litigation
The Company is party to ordinary and routine claims and legal actions incidental to our business. We do not expect the outcome of any pending litigation to have a material effect on our combined financial position, results of operations, or cash flows.
Over the course of several years, a former customer of the Rio All-Suites Hotel and Casino lost approximately $10 million. The customer was later indicted and convicted for several crimes concerning a mortgage business-Ponzi scheme. The mortgage business was placed in bankruptcy in California, where a bankruptcy trustee is now seeking the return of the $10 million from Rio Properties, LLC. The claims are based on a fraudulent conveyance theory under the bankruptcy code. On March 29, 2010, the U.S. District Court Central District of California granted our motion to move the case from the bankruptcy court to the district court. On June 10, 2010, the district court granted our motion to transfer the case to the federal district court in Las Vegas. A trial was held in January 2014. We were granted judgment in our favor on 59 of the 66 alleged fraudulent transfers and the trustee was granted judgment on seven transfers. The total award to the trustee was $1.48 million. Both parties filed post-trial motions to alter the award. We expect the court to rule on the motions in the near future.
In connection with a Birthday Cash promotional offer by Harrah’s Atlantic City, on March 19, 2010, the Superior Court of New Jersey entered a summary judgment in favor of a modified class of approximately 79,000 plaintiffs. The summary judgment found that Harrah’s Atlantic City violated the New Jersey Truth in Consumer Contract, Warranty and Notice Act. The penalty is $100 per incident, amounting to a potential exposure of up to $7.9 million. In March 2012, the judge held that the damages class, if any, should be based upon the number of individuals who redeemed certificates, not the number of certificates redeemed (as some plaintiffs had multiple certificates). As a result, the potential exposure under the judge’s ruling was decreased to $5.2 million. After the case was stayed to wait for a pending case in the New Jersey Supreme Court, the court reopened the case in July 2013. The decision in the New Jersey Supreme Court case clarified two aspects of the New Jersey Truth in Consumer Contract, Warranty and Notice Act, which support our contention that the existing judgment against us should be vacated and the case dismissed in our favor. In November 2013, the court denied both parties’ motions for reconsideration. In December 2013, we filed a motion to stay the judgment pending appeal and in January the court granted the stay and we filed an appeal. In February 2014, per the court’s stay order, we posted into an escrow account the amount of the judgment plus fees. In March 2014, the case was remanded to the trial court to resolve an outstanding fee award issue and the appeal is stayed pending the resolution.
Contractual Commitments
As of December 31, 2013 and 2012, we had total aggregate noncancelable purchase obligations of $40.6 million and $336.4 million, respectively, consisting of construction-related commitments, commitments under entertainment contracts, purchase order obligations, and other contractual obligations.
Note 16 — Multi-employer Pension Plans
Certain employees of the Company are covered by union sponsored, collectively bargained, health and welfare plans.
The Company contributes to a number of multi-employer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees. The risks of participating in these multi-employer plans are different from a single-employer plan in the following aspects:

a.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.
If the Company chooses to stop participating in some of its multi-employer plans, we may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Multi-employer Pension Plan Participation

Pension Fund	EIN/Pension Plan Number	Pension Protection Act Zone Status (1)		FIP/RP Status (2)	Contributions of CEOC on behalf of CERP (Dollars in millions)			Surcharge Imposed	Expiration Date of Collective-Bargaining Agreement
		2013	2012		2013	2012	2011
Southern Nevada Culinary and Bartenders Pension Plan	88-6016617/001	Green	Green	No	$9.6	$9.8	$8.4	No	May 31, 2018
Pension Plan of the UNITE HERE National Retirement Fund	13-6130178/001	Red	Red	Yes	4.3	4.3	4.2	No	September 14, 2014
Local 68 Engineers Union Pension Plan (3)	51-0176618/001	Yellow	Green	Yes	0.5	0.4	0.5	No	April 30, 2014
NJ Carpenters Pension Fund	22-6174423/001	Yellow	Yellow	Yes	0.1	0.1	0.1	No	April 30, 2014
Other Funds					5.9	5.9	6.0
Total Contributions					$20.4	$20.5	$19.2
____________________

(1)	Represents the Pension Protection Act ("PPA") zone status for applicable plan year beginning January 1, 2013, except where noted otherwise.

(2)	Indicates plans for which a financial improvement plan ("FIP") or a rehabilitation plan ("RP") is either pending or has been implemented.

(3)	Plan years begin July 1.

The zone status is based on information that the Company received from the plan administrator and is certified by the plan's actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are less than 80% funded, and plans in the green zone are at least 80% funded. All plans detailed in the table above utilized extended amortization provisions to calculate zone status.
Note 17 — Supplemental Cash Flow Information
Reconciliation of Cash Paid for Interest

	Year Ended December 31,
(In millions)	2013	2012	2011
Interest expense	$245.9	$231.8	$218.6
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(73.1)	0.7	(6.8)
Amortization of deferred finance charges	(13.1)	(14.9)	(15.2)
Net amortization of discounts and premiums	(10.0)	(2.1)	(2.0)
Amortization of other comprehensive income	(4.0)	(28.4)	(27.1)
Capitalized Interest	36.3	16.4	22.4
Change in fair value of derivative instruments	(2.9)	—	(1.4)
Cash paid for interest	$179.1	$203.5	$188.5
Note 18 — Related-Party Transactions
Shared Services Agreement
CERP is party to an Amended and Restated Shared Services Agreement (the "Shared Services Agreement") with CEOC where CEOC has agreed to provide the Caesars Entertainment Resort Properties and their respective managers with certain corporate services, such as payroll, human resources, information technology, marketing, accounting and legal services. The Company believes that participating in these combined programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis. The total cost of corporate services is allocated at the department level among us and all of Caesars' other operating subsidiaries primarily based on each department's key drivers or operating metrics. Such costs are then allocated among the Caesars Entertainment Resort Properties based on their respective net revenues.
Under the Shared Services Agreement, the cost of the services described above are allocated among us and all of Caesars’ operating subsidiaries on a department-level basis that Caesars has historically used to allocate such costs, which has been based on the departments’ key drivers or operating metrics, and on a 70%/30% basis for those costs that have not previously been allocated to the various properties. Such costs are then allocated among the Casino Resort Properties based on their respective net revenues. The Shared Services Agreement also memorializes certain short-term cash management arrangements and other operating

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

efficiencies that reflect the way in which Caesars has historically operated its business. The Shared Services Agreement terminates on January 31, 2023.
The Company reimburses CEOC monthly for the various costs incurred by CEOC on behalf of the Caesars Entertainment Resort Properties. No interest is charged on the amount shown as due to affiliates, net in the combined balance sheets. Additionally, prior to the CERP Financing, the Company transferred excess cash generated by the Caesars Entertainment Resort Properties to Caesars. Cash transfers to Caesars have been reported in transactions with parent and affiliates, net in our combined statements of stockholders' equity.
The net payable to CEOC balance reflected in due to affiliates, net in the accompanying combined balance sheets was $37.5 million and $33.6 million as of December 31, 2013 and 2012, respectively.
Total Service Fees

	Year Ended December 31,
(In millions)	2013	2012	2011
Property, general administrative and other	$182.4	$187.6	$172.9
Corporate expense	40.1	46.2	38.3
	$222.5	$233.8	$211.2

The Shared Services Agreement also provides that 30% of the fees charged by the Sponsors are allocated to the Casino Resort Properties. The Sponsors' fees are for financial and strategic advisory services and consulting services, as well as management services and advice as well as reimbursement to the Sponsors for expenses they incur related to these services. The total Sponsors' fees incurred, excluding reimbursed expenses, are reflected in corporate expense in the combined statements of comprehensive income/(loss), and were $6.8 million, $9.0 million and $9.0 million for the years ended December 31, 2013, 2012 and 2011, respectively. Due to attaining certain cost savings measures during the fourth quarter of 2013, the Sponsors granted a waiver of the monitoring fee due for the fourth quarter of 2013 and first quarter of 2014. As of December 31, 2013, there was no net payable to CEOC related to the sponsors' fees, and as of December 31, 2012, there was a net payable of $0.8 million. This balance is reported in due to affiliates, net in the combined balance sheets.
Management Agreements
On August 31, 2010, each of the Casino Resort Properties or one of the subsidiaries that operates each respective Casino Resort Property entered into an agreement with a management company subsidiary of Caesars under which each management company manages its corresponding Casino Resort Property. For the first 24 months of the agreement the properties were subject to a fee that was the greater of $3.1 million per month or a management fee equal to 2% of the Casino Resort Property's revenues plus 5% of the Casino Resort Property's Earnings Before Interest, Tax, Depreciation, Amortization, and Management Fees ("EBITDAM") for providing its services, in addition to reimbursement of expenses. After 24 months only the calculated fee was applicable and if the cumulative EBITDAM related to the Casino Resort Properties was less than $500 million on a trailing 12-month basis at the end of each month, no management fee was payable for that month.
Based upon this calculation, no fees were charged for the year ended December 31, 2013 nor the four-month period ended December 31, 2012. For the years ended December 31, 2012 and 2011, total management fees incurred under this agreement was $25.0 million and $37.5 million, respectively, and are included in corporate expense. The management agreements were amended as part of the CERP Financing, eliminating the standalone management fees.
Employee Benefit Plans
Caesars maintains a defined contribution savings and retirement plan in which employees of the Casino Resort Properties may participate. The plan, among other things, provides for pre-tax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. The Company's reimbursement for Caesars' contribution expense was $2.3 million and $1.9 million for the years ended December 31, 2013 and 2012, respectively. There were no such reimbursements for the year ended December 31, 2011.
Caesars also maintains deferred compensation plans, stock option plans, and an executive supplemental savings plan under which certain employees of the Casino Resort Properties' management may defer a portion of their compensation. The expenses

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

charged by Caesars to the Company for the employees' participation in these programs are included in the administrative and other services charge discussed above.
Equity Incentive Awards
Caesars maintains equity incentive awards plans in which employees of the Company may participate. Caesars is reimbursed for the cost for these awards to each subsidiary where employees participate. We recognized expense related to stock-based awards of $0.9 million, $1.1 million and $0.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Intellectual Property License Agreements
Each of the Casino Resort Properties and certain of their subsidiaries have entered into license agreements with Caesars License Company, LLC, a wholly owned subsidiary of CEOC, ("Caesars License") pursuant to which we receive non-exclusive royalty free licenses to use certain intellectual property, including trademarks and copyrights owned by Caesars License in connection with the operation of the Casino Resort Properties. These license agreements terminate in 2023, subject to annual renewal thereafter.
In addition, subsidiaries of certain of the Casino Resort Properties have entered into license agreements with Caesars License pursuant to which Caesars License receives non-exclusive royalty free licenses to use certain property-specific intellectual property owned by the Casino Resort Properties, including the right to use the "Rio," "Flamingo," and "Paris" trademarks. These license agreements continue until neither the applicable operating nor the management company manages the applicable property.
Lease Agreements
On April 25, 2011, Caesars Octavius entered into a lease agreement with Caesars Palace under which it leases substantially all of the land and buildings comprising the Octavius Tower to Caesars Palace through April 25, 2026. Caesars Palace was required to make payments to the Company based on the level of completion of the Octavius Tower during its renovation. Pursuant to the terms of the agreement, Caesars Palace is required to pay the Company rent equal to approximately $35.0 million per year through the remaining term of the agreement.
On April 25, 2011, Caesars Linq entered into a lease agreement with 3535 LV Corporation, doing business as The Quad, under which it will lease a land parcel to The Quad through April 25, 2026. The Quad will use the land for newly constructed gaming and other space. Rent commenced in December 2013. Pursuant to the terms of the agreement, The Quad is required to pay the Company rent equal to approximately $15.0 million per year from the date of substantial completion of the space through the remaining term of the agreement.
Lease Revenue

	Year Ended December 31,
(In millions)	2013	2012	2011
Lease revenue recognized	$40.8	$25.0	$1.4
World Series of Poker Tournament Agreement
Rio Properties, LLC ("Rio") has entered into an agreement with Caesars pursuant to which Caesars authorizes Rio to host, and Rio agrees to host, the World Series of Poker's annual main event at the Rio All-Suites Hotel and Casino, a Casino Resort Property, until 2016 (or such earlier time that Caesars notifies Rio in writing that Rio is no longer authorized to host such event). Pursuant to the agreement, Rio is authorized to use certain trademarks related to the tournament and indemnifies Caesars for liability arising from the use of such trademarks. For each of the years ended December 31, 2013 and 2012, fees incurred under this agreement, which are recorded in casino expense in the combined statements of comprehensive income/(loss), were $2.0 million. No fees were incurred under this agreement for the year ended December 31, 2011.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

World Series of Poker Circuit Event Agreement
Caesars Interactive Entertainment, Inc. (“Caesars Interactive”) entered into a Circuit Event Agreement with Caesars pursuant to which Caesars' affiliates and non-affiliates may operate a certain number of World Series of Poker circuit events each year. The agreement, which is exclusive for World Series of Poker circuit events to be held at Caesars' properties, is in effect until September 1, 2016, unless earlier terminated or extended upon the mutual agreement of the parties, and provides for the circuit event locations to be licensed by Caesars Interactive. Caesars Interactive and Harrah's Atlantic City have entered into a Circuit Event Agreement pursuant to which Caesars Interactive granted Harrah's Atlantic City the right to host a certain number of World Series of Poker circuit events for $75,000 per event. The agreement is in effect until September 1, 2016, unless earlier terminated pursuant to the agreement's terms. For each of the years ended December 31, 2013, 2012 and 2011, fees incurred under these agreements were $0.1 million, which are recorded in casino expense in the combined statements of comprehensive income/(loss).
Note 19 — Subsequent Events
On March 21, 2014 CEC, CEOC, CERP, Caesars Acquisition Company ("CAC") and Caesars Growth Partners LLC ("CGP LLC") received a letter (the “Letter”) from a law firm acting on behalf of unnamed clients who claim to hold Second-Priority Secured Notes of CEOC, alleging, among other things, that CEOC is insolvent and that CEOC’s owners improperly transferred or seek to transfer valuable assets of CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP LLC, which, among other things, provide for the asset transfers from subsidiaries of CEOC to CGP LLC of the Planet Hollywood casino and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Project Linq that was consummated in 2013 ((a) and (b) collectively, the “2013 Transactions”); and (c) the contemplated transfers by CEOC to CGP LLC of The Cromwell, The Quad, Bally’s Las Vegas and Harrah’s New Orleans (the “Contemplated Transaction”). The Letter does not identify the holders or specify the amount of Second-Priority Secured Notes or other securities that they may hold. The Letter includes allegations that these transactions constitute or will constitute voidable fraudulent transfers and represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable. CEC strongly believes there is no merit to the Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought. If a court were to order rescission of the 2013 Transactions or enjoin consummation of the Contemplated Transaction that could cause CEOC,  CERP and Planet Hollywood to default under existing debt agreements, and there can be no assurance that CEOC’s, CERP’s or Planet Hollywood’s assets would be sufficient to repay the applicable debt. In addition, if the Contemplated Transaction were consummated and a court were to find that those transfers were improper, that could trigger a default under the debt that Caesars Growth Partners is contemplating raising to finance such transfers. These consequences could have a material adverse effect on CEC’s business, financial condition, results of operations and prospects.
On April 3, 2014, a letter was sent to CEC, the board of directors of CEC (the “CEC Board”) and the board of directors of CEOC (the “CEOC Board” and, together with the CEC Board, the “Boards”) (the “Letter”) by a law firm claiming to act on behalf of unnamed parties who assert that they are lenders under CEOC’s credit agreement and/or holders of CEOC’s first-priority senior secured notes (collectively, the “First Lien Group”), alleging, among other things, that CEC and CEOC improperly transferred or seek to transfer assets of CEC and CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP, which, among other things, provides for the contributions by CEC and its subsidiaries to CGP of Caesars Interactive Entertainment, Inc. and $1.1 billion face amount of CEOC’s unsecured notes in exchange for non-voting interests of CGP, and the asset transfers from subsidiaries of CEOC to CGP of the Planet Hollywood casino and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Project Linq that was consummated in 2013 ((a) and (b) collectively, the “2013 Transactions”); and (c) the contemplated transfers by CEOC to CGP of The Cromwell, The Quad, Bally’s Las Vegas and Harrah’s New Orleans and formation of a new services joint venture between CEOC, CERP and CGP to provide certain centralized services, including but not limited to common management of enterprise-wide intellectual property (the “Contemplated Transaction”). The Letter asserts that the consideration provided by CGP and CERP in connection with the 2013 Transactions and the Contemplated Transaction is inadequate and that CEC and CEOC were insolvent at the time the transactions were approved. The Letter claims that the First Lien Group consists of institutions that collectively hold in excess of $1.85 billion of CEOC’s first lien debt and that holders of an additional $880 million of CEOC’s first lien debt endorse and support the Letter. The Letter alleges, among other things, that these transactions represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable and requests a meeting with representatives of CEC and other parties to discuss these matters.
CEC strongly believes there is no merit to the Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought. If a court were to order rescission of the 2013 Transactions or enjoin consummation of the

CAESARS ENTERTAINMENT RESORT PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Contemplated Transaction that could cause CEOC, CERP and Planet Hollywood to default under existing debt agreements, and there can be no assurance that CEOC’s, CERP’s or Planet Hollywood’s assets would be sufficient to repay the applicable debt. In addition, if the Contemplated Transaction were consummated and a court were to find that those transfers were improper, that could trigger a default under the debt that Caesars Growth Partners is contemplating raising to finance such transfers. These consequences could have a material adverse effect on CEC’s business, financial condition, results of operations and prospects.

ITEM 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

ITEM 9A.	Controls and Procedures
Not applicable.

ITEM 9B.	Other Information
None.

PART III
ITEM 10.    Directors, Executive Officers, and Corporate Governance.
Not applicable.
ITEM 11.    Executive Compensation.
Not applicable.

ITEM 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.
Not applicable.

ITEM 13.	Certain Relationships and Related Transactions, and Director Independence.
Not applicable.

ITEM 14.	Principal Accountant Fees and Services.
Not applicable.

PART IV
ITEM 15.    Exhibits
Not applicable.